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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported) December 30, 1998

                               ----------------

                           HOST MARRIOTT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                    Maryland
                 (State or Other Jurisdiction of Incorporation)


              001-14625                                53-0085950
      (Commission File Number)               (I.R.S. Employer Identification
                                                         Number)

                 10400 Fernwood Road, Bethesda, Maryland 20817
              (Address of Principal Executive Offices) (Zip Code)

                               ----------------

       Registrant's Telephone Number, Including Area Code (301) 380-9000
         (Former Name or Former Address, if changed since last report.)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 2. Acquisition Or Disposition Of Assets

   On December 30, 1998, Host Marriott Corporation("Host Marriott" or "Host REIT"), through its subsidiary Host Marriott, L.P. (the "Operating Partnership"), acquired ownership of, or controlling interests in, 12 upscale and luxury full-service hotels and certain other assets (collectively, the "Blackstone Portfolio") from the Blackstone Group, a Delaware limited partnership, and a series of funds controlled by affiliates Blackstone Real Estate Partners (together, the "Blackstone Entities"). Host Marriott Corporation is the sole general partner and majority limited partner of Host Marriott, L.P. In exchange for these assets, (1) Host Marriott, L.P. issued approximately 43.9 million of its limited partnership units ("OP Units") which OP Units are redeemable for cash (or at Host Marriott's option, shares of common stock of Host Marriott), assumed debt and made cash payments totaling approximately $920 million and (2) Host Marriott distributed 1.4 million shares of Crestline Capital Corporation ("Crestline", NYSE:CLJ). The actual number of OP Units to be issued to the Blackstone Entities will fluctuate based upon certain adjustments to be determined on March 31, 1999. Based on current stock prices, the Operating Partnership will be required to issue to the Blackstone Entities approximately 3.7 million additional OP Units in April 1999. The Blackstone Portfolio includes interest in The Ritz-Carlton, Amelia Island, The Ritz-Carlton, Boston, the Hyatt Regency Burlingame at San Francisco Airport, the Hyatt Regency Cambridge, the Hyatt Regency Reston, Virginia, the Grand Hyatt Atlanta, the Four Seasons Philadelphia, the Four Seasons Atlanta, the Drake (Swissotel), New York, the Swissotel Chicago, the Swissotel Boston and the Swissotel Atlanta.

   A director of Host Marriott Corporation, John G. Schreiber, is a limited partner of Blackstone Real Estate Associates, LP and Blackstone Real Estate Associates II, LP and as such is deemed to indirectly beneficially own approximately 34.8 million partnership units of Host Marriott, L.P.

                           FORWARD-LOOKING STATEMENTS

   In addition to historical information, this Form 8-K/A contains "forward-looking statements" within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to: economic outlook; capital expenditures; cost reduction; cash flow; operating performance; tax status of the operating partnership and Host REIT; or related industry developments (including trends affecting our business, financial condition and results of operations).

   We intend to identify forward-looking statements by using words or phrases such as "anticipate", "believe", "estimate", "expect", "intend", "may be", "objective", "plan", "predict", "project" and "will be" and similar words or phrases (or the negatives thereof).

   The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: national and local economic and business conditions that will, among other things, affect demand for hotels and other properties, the level of rates and occupancy that can be achieved by such properties and the availability and terms of financing; the ability to maintain the properties in a first-class manner (including meeting capital expenditure requirements); our ability to compete effectively in areas such as access, location, quality or accommodations and room rate structures; our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; governmental approvals, actions and initiatives including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof; the effects of tax legislative action; and the effect on us and our operations of the year 2000 issue.

   Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that such expectations will be attained or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this offering memorandum to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Item 7. Financial Statements And Exhibits

     (a) Financial statements:

The following financial information is included on the pages indicated:

                                                                           Page
                                                                           ----
The Blackstone Hotel Portfolio
 Report of Independent Public Accountants.................................   5
 Combined Balance Sheet as of December 29, 1998...........................   6
 Combined Statement of Operations for the period from January 1, 1998 to
  December 29, 1998.......................................................   7
 Combined Statement of Changes in Capital for the period from January 1,
  1998 to December 29, 1998...............................................   8
 Combined Statement of Cash Flows for the period from January 1, 1998 to
  December 29, 1998.......................................................   9
 Notes to Combined Financial Statements...................................  10
Host Marriott Corporation
 Report of Independent Public Accountants.................................  19
 Consolidated Balance Sheets as of December 31, 1998 and January 2, 1998..  20
 Consolidated Statements of Operations for the Fiscal Years Ended December
  31, 1998, January 2, 1998, and January 3, 1997 .........................  21
 Consolidated Statements of Shareholders' Equity and Comprehensive Income
  for the Fiscal Years Ended December 31, 1998, January 2, 1998 and
  January 3, 1997.........................................................  22
 Consolidated Statements of Cash Flows for the Fiscal Years Ended December
  31, 1998, January 2, 1998 and January 3, 1997...........................  23
 Notes to Consolidated Financial Statements...............................  24

     (b) Pro forma financial information:

   The following financial information is included on the pages indicated:

 Pro Forma Financial Information of Host Marriott Corporation .............  54
 Unaudited Pro Forma Balance Sheet as of December 31, 1998.................  56
 Unaudited Pro Forma Statement of Operations for the fiscal year ended
  December 31, 1998........................................................  57
 Notes to the Unaudited Pro Forma Financial Statements.....................  58

     (c) Exhibits

        27 Financial Data Schedule for Host Marriott, L.P.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HOST MARRIOTT CORPORATION

                                                   /s/ Donald D. Olinger
                                          By___________________________________
                                                     Donald D. Olinger
                                                 Senior Vice President and
                                                   Corporate Controller

   Date: March 15, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott, L.P.

   We have audited the accompanying combined balance sheet of the Blackstone Hotel Portfolio (as defined in Note 1) as of December 29, 1998, and the related combined statements of operations, changes in capital and cash flows for the period from January 1, 1998 to December 29, 1998. These financial statements are the responsibility of the Blackstone Hotel Portfolio's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Blackstone Hotel Portfolio as of December 29, 1998, and the results of its operations and cash flows for the period from January 1, 1998 to December 29, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
February 19, 1999

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

                             COMBINED BALANCE SHEET

                               December 29, 1998
                                 (in thousands)

                               ASSETS
Property and Equipment, net......................................... $1,008,125
Accounts Receivable, net............................................     29,629
Prepaid Expenses....................................................      1,148
Organization and Deferred Financing Costs, net......................      6,292
Property Improvement Fund...........................................     11,693
Other Assets........................................................      7,902
Cash and Cash Equivalents...........................................     35,052
                                                                     ----------
   Total Assets..................................................... $1,099,841
                                                                     ==========
                      LIABILITIES AND CAPITAL
Debt
 Mortgage Debt...................................................... $  676,896
 Note Payable.......................................................    100,000
 Other..............................................................     15,422
                                                                     ----------
   Total Debt.......................................................    792,318
                                                                     ----------
Accounts Payable and Accrued Expenses...............................     57,076
Other Liabilities...................................................      2,047
                                                                     ----------
    Total Liabilities...............................................    851,441
                                                                     ----------
Members' Capital....................................................    186,275
Limited Partners....................................................     15,371
General Partners....................................................     46,754
                                                                     ----------
   Total Liabilities and Capital.................................... $1,099,841
                                                                     ==========


                  See Notes to Combined Financial Statements.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

                        COMBINED STATEMENT OF OPERATIONS

            For the period from January 1, 1998 to December 29, 1998
                                 (in thousands)

REVENUES
 Rooms................................................................ $277,368
 Food and beverage....................................................  143,314
 Other................................................................   37,787
                                                                       --------
   Total revenues.....................................................  458,469
                                                                       --------
OPERATING EXPENSES
 Hotel property-level costs and expenses
  Rooms...............................................................   71,122
  Food and beverage...................................................  100,398
  Other department costs and expenses.................................  102,703
                                                                       --------
   Total hotel property-level costs and expenses......................  274,223
                                                                       --------
  Depreciation and amortization.......................................   47,830
  Property taxes......................................................   16,585
  Base management fee.................................................   12,702
  Incentive management fee............................................    5,526
  Equipment rent and other............................................   17,810
                                                                       --------
   Total operating expenses...........................................  100,453
                                                                       --------
OPERATING PROFIT......................................................   83,793
INTEREST EXPENSE......................................................  (58,603)
INTEREST INCOME.......................................................    1,129
                                                                       --------
NET INCOME............................................................ $ 26,319
                                                                       ========


                  See Notes to Combined Financial Statements.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

                    COMBINED STATEMENT OF CHANGES IN CAPITAL

            For the period from January 1, 1998 to December 29, 1998
                                 (in thousands)

                                                               Blackstone Hotel
                                 Members'  Limited   General      Portfolio
                                 Capital   Partners  Partners  Combined Capital
                                 --------  --------  --------  ----------------
Balance, at December 31, 1997... $156,144  $16,781   $(50,554)     $122,371
Capital Contributions...........   34,826      --      98,486       133,312
Distributions...................  (25,325)  (4,133)    (4,144)      (33,602)
Net Income......................   20,630    2,723      2,966        26,319
                                 --------  -------   --------      --------
Balance, at December 29, 1998... $186,275  $15,371   $ 46,754      $248,400
                                 ========  =======   ========      ========



                  See Notes to Combined Financial Statements.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

                        COMBINED STATEMENT OF CASH FLOWS

            For the period from January 1, 1998 to December 29, 1998
                                 (in thousands)

OPERATING ACTIVITIES
Net income........................................................... $ 26,319
Adjustments to reconcile net income to cash provided by operations:
 Depreciation and amortization.......................................   47,830
 Other...............................................................        7
 Working capital changes:
  Accounts receivable................................................   (5,951)
  Other assets.......................................................   (3,590)
  Accounts payable and accrued expenses..............................    1,160
  Other liabilities..................................................    5,190
                                                                      --------
 Cash provided by operations.........................................   70,965
                                                                      --------
INVESTING ACTIVITIES
Additions to property and equipment..................................  (21,341)
Acquisitions of hotel property....................................... (141,048)
Investment in mortgage debt..........................................  (86,927)
Change in property improvement fund..................................    4,373
                                                                      --------
  Cash used in investing activities.................................. (244,943)
                                                                      --------
FINANCING ACTIVITIES
Scheduled principal repayments.......................................  (14,189)
Capital contributions................................................  133,312
Payment of financing costs...........................................   (1,520)
Issuance of mortgage debt............................................   95,871
Distributions........................................................  (33,602)
                                                                      --------
  Cash provided by financing activities..............................  179,872
                                                                      --------
INCREASE IN CASH AND CASH EQUIVALENTS................................    5,894
CASH AND CASH EQUIVALENTS, beginning of period.......................   29,158
                                                                      --------
CASH AND CASH EQUIVALENTS, end of period............................. $ 35,052
                                                                      ========

                  See Notes to Combined Financial Statements.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Acquisition of Blackstone Hotel Portfolio

   On December 30, 1998 (the "Acquisition Date"), Host Marriott, L.P. (the "Operating Partnership") a Delaware limited partnership and subsidiary of Host Marriott Corporation ("Host REIT"), acquired controlling interests in the land, building, improvements and furniture, fixtures and equipment related to the twelve hotels listed below that were acquired from Affiliates of Blackstone(R) Real Estate Partners I and Blackstone(R) Real Estate Partners II Funds (collectively, "Blackstone"). These hotels are collectively referred to herein as the "Blackstone Hotel Portfolio".

  .  the Grand Hyatt Atlanta (Atlanta, Georgia)

  .  the Swissotel Atlanta (Atlanta, Georgia)

  .  the Four Seasons Atlanta (Atlanta, Georgia)

  .  The Ritz-Carlton--Boston (Boston, Massachusetts)

  .  the Swissotel Boston (Boston, Massachusetts)

  .  the Hyatt Regency Cambridge (Cambridge, Massachusetts)

  .  the Hyatt Regency Reston (Reston, Virginia)

  .  the Hyatt Regency Burlingame (San Francisco, California)

  .  the Four Seasons Philadelphia (Philadelphia, Pennsylvania)

  .  The Ritz-Carlton--Amelia Island (Amelia Island, Florida)

  .  the Swissotel Chicago (Chicago, Illinois)

  .  the Swissotel New York (New York, New York)

   In exchange for these assets, (1) Host Marriott, L.P., issued to Blackstone approximately 43.9 million of its limited partnership units (OP Units) (which are convertible into cash or at Host REIT's option, common stock of Host REIT), assumed debt of $792 million, made cash payments totaling approximately $117 million and (2) Host REIT distributed 1.4 million shares of Crestline Capital Corporation ( a subsidiary of Host Marriott spun-off to its shareholders on December 29, 1998, herein referred to as Crestline) common stock and other consideration to Blackstone. The total number of OP Units to be issued to Blackstone will fluctuate based upon certain adjustments to be determined on March 31, 1999. Based on the relative stock prices of Host Marriott and Crestline, the Operating Partnership will be required to issue to Blackstone approximately 3.7 million additional OP Units pursuant to such adjustments in April 1999. The Blackstone Hotel Portfolio consists of four properties managed by Swissotel Management (USA) L.L.C., four hotels managed by Hyatt Corporation, two hotels managed by The Ritz-Carlton Hotel Company and two hotels managed by Four Seasons Hotels Limited. The accompanying combined financial statements of the Blackstone Hotel Portfolio present the financial position and results of operations and cash flows of the Blackstone Hotel Portfolio prior to acquisition by the Operating Partnership. The Blackstone Hotel Portfolio consists of twelve hotels, which were owned by six separate limited liability corporations and three limited partnerships. The assets and liabilities of the Blackstone Hotel Portfolio are presented at Blackstone's historical basis and do not reflect the basis that will be recorded by the Operating Partnership. No adjustments related to the acquisition are reflected in the accompanying combined financial statements.

   The balance sheet and operating accounts of the Blackstone Hotel Portfolio have been combined in these financial statements because the hotels were acquired simultaneously by the Operating Partnership as a portfolio from affiliated entities and are intended to meet the requirements of Rule 3-05 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

2. Description of Host Marriott Corporation REIT Conversion

   During 1998, Host REIT, Host REIT's predecessor Host Marriott Corporation, a Delaware corporation ("Host" or "Host Marriott"), and their subsidiaries (including the Operating Partnership) and affiliates consummated a series of transactions intended to enable Host Marriott to qualify as a REIT for federal income tax purposes. As a result of these transactions (which are referred to collectively herein as the "REIT Conversion"), the hotel ownership business formerly conducted by Host Marriott and its subsidiaries and other affiliates is now conducted as an Umbrella Partnership REIT through the Operating Partnership and its subsidiaries. Host REIT is the sole general partner of the Operating Partnership and intends to elect, effective January 1, 1999, to be treated as a REIT for federal income tax purposes.

   Effective December 29, 1998, Host Marriott merged with and into Host REIT, then named HMC Merger Corporation. In the merger, Host Marriott shareholders received one share of common stock of Host REIT for each share of Host Marriott common stock. In addition, Host REIT made certain distributions to its shareholders in which they received one-tenth of one share of common stock of Crestline and $1 or 0.087 share of Host REIT, at the election of the shareholder, for each share of Host Marriott common stock. Host REIT was the surviving entity in the merger and subsequently renamed itself Host Marriott Corporation.

   Subsequent to their acquisition by the Operating Partnership, the hotels were leased to subsidiaries of Crestline.

3. Summary of Significant Accounting Policies

 Principles of Combination

   The combined financial statements include the accounts of the Blackstone Hotel Portfolio. The Blackstone Hotel Portfolio's records are maintained on the accrual basis of accounting. As part of the acquisition, the Operating Partnership acquired mortgage notes relating to The Ritz Carlton-Boston and the Hyatt Regency Burlingame totalling $86.9 million which were held by Blackstone and therefore eliminated in combination. Acquisition of these mortgage notes by the Blackstone Hotel Portfolio have been treated as capital contributions by Blackstone.

 Property and Equipment

   Property and equipment is recorded at the historical purchase price of the seller, adjusted for replacements and improvements which are capitalized, and accumulated depreciation.

   Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

   Blackstone assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

 Deferred Financing Costs

   Deferred financing costs related to long-term debt are deferred and amortized using the straight-line method over the remaining life of the debt which approximates the effective interest method.

 Cash and Cash Equivalents

   Blackstone considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

 Revenues

   Revenues primarily represent the gross sales generated by the Blackstone Hotel Portfolio's hotels.

 Income Taxes
   The accompanying combined statement of operations includes no provision for income taxes because the hotels within the Blackstone Hotel Portfolio were owned by limited partnerships and limited liability companies which do not pay income taxes, but, rather allocate their profits and losses to the partners and members. The acquisition by the Operating Partnership creates a new income tax structure for most of these assets.

 Interest Rate Swap Agreements

   Blackstone had eight interest rate swap agreements which effectively converted certain of its debt from variable rate to fixed rate debt. The interest rate differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense.

 Concentrations of Credit Risk

   Financial instruments that potentially subject the Blackstone Hotel Portfolio to significant concentrations of credit risk consist principally of cash and cash equivalents. Blackstone maintains cash and cash equivalents with various high credit-quality financial institutions. Blackstone performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

 Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Property and Equipment

   Property and equipment as of December 29, 1998 consists of the following (in thousands):

      Land and land improvements.................................... $  113,457
      Buildings and leasehold improvements..........................    852,757
      Furniture and equipment.......................................    184,147
                                                                     ----------
                                                                      1,150,361
      Less accumulated depreciation.................................   (142,236)
                                                                     ----------
                                                                     $1,008,125
                                                                     ==========

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


5. Debt

   Debt consisted of the following as of December 29, 1998 (in thousands):

                         Description of Debt
                         -------------------
Four Seasons Atlanta Mortgage Note, bearing interest at 8.41% due
 April 2002..........................................................  $ 39,159
Four Seasons Atlanta Second Mortgage, due April 2032.................     7,500
Four Seasons Atlanta Line of Credit, bearing interest at LIBOR plus
 75 basis points
 (6.03% at December 29, 1998)........................................     7,922
Four Seasons Philadelphia Mortgage Note, bearing interest at 8.499%
 due March 2002......................................................    46,158
Grand Hyatt Atlanta Mortgage Note, bearing interest at LIBOR plus 260 basis points
 (7.88% at December 29, 1998) due February 2002......................    58,107
Hyatt Regency Cambridge Mortgage Note, bearing interest at LIBOR plus
 150 basis points
 (6.78% at December 29, 1998) due August 2000........................    44,821
Hyatt Regency Reston Mortgage Note, bearing interest at LIBOR plus
 150 basis points
 (6.78% at December 29, 1998) due November 2001......................    48,500
Hyatt Regency Burlingame Mortgage Note, bearing interest at LIBOR plus 150 basis points
 (6.78% at December 29, 1998) due November 2000......................    54,275
Swissotel Mortgage Note, bearing interest at LIBOR plus 140 basis points
 (6.68% at December 29, 1998) due August 2002........................   243,775
Swissotel Second Mortgage Note, bearing interest at 9% due August
 2003................................................................   100,000
The Ritz Carlton--Amelia Island Mortgage Note, bearing interest at
 LIBOR plus 200 basis points (7.28% at December 29, 1998) due January
 2002................................................................    90,000
The Ritz Carlton--Boston Mortgage Note, bearing interest at LIBOR
 plus 75 basis points, due 2000......................................    52,101
                                                                       --------
  Total..............................................................  $792,318
                                                                       ========

Description of Blackstone Hotel Portfolio Debt

 Four Seasons Atlanta Mortgage Note

   On March 27, 1997 Blackstone entered into a $40,000,000 non-recourse mortgage note secured by a first priority lien on the hotel property maturing on April 1, 2002. The debt is payable in equal monthly payments of principal and interest of 8.41%.

 Four Seasons Atlanta Second Mortgage

   On March 27, 1997 Blackstone entered into a $7,500,000 non-recourse mortgage note secured by the hotel property and is subordinated to the Four Seasons Atlanta Mortgage Debt. The debt is composed of two notes: a $2,500,000 Capital Loan Promissory Note bearing interest at LIBOR plus 200 basis points due on January 1, 2002 and a $5,000,000 Investment Loan bearing interest at LIBOR plus 100 basis points due April 1, 2032. The Capital Loan Promissory Note is payable out of cash flow in excess of a certain priority. The weighted average interest rate on the mortgage note was 6.56% for the period from January 1, 1998 to December 29, 1998.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 Four Seasons Philadelphia Mortgage Note

   On February 28, 1997 Blackstone entered into a $46,850,000 non-recourse mortgage note secured by a first priority lien on the hotel property maturing on February 28, 2002. The debt is payable in equal monthly payments of principal and interest of 8.499%.

 Grand Hyatt Atlanta Mortgage Note

   On February 28, 1997 Blackstone entered into a $61,500,000 non-recourse mortgage note secured by a first priority lien on the hotel property maturing on February 28, 2002. The debt is payable in equal monthly payments of principal and interest accruing at LIBOR plus 260 basis points. The weighted average interest rate on the mortgage note was 8.16% for the period from January 1, 1998 to December 29, 1998.

 Hyatt Regency Cambridge Mortgage Note

   On August 1, 1996 Blackstone entered into a $45,000,000 non-recourse mortgage note secured by a first priority lien on the hotel property maturing on August 1, 2000. The debt is payable in payments of principal and interest accruing at LIBOR plus 150 basis points. The weighted average interest rate on the mortgage note was 7.06% for the period from January 1, 1998 to December 29, 1998.

 Hyatt Regency Reston Mortgage Note

   On November 25, 1996 Blackstone entered into a $48,750,000 non-recourse mortgage note secured by a first priority lien on the hotel property maturing on November 26, 2001. The debt is payable in payments of principal and interest accruing at LIBOR plus 150 basis points. The weighted average interest rate on the mortgage note was 7.06% for the period from January 1, 1998 to December 29, 1998.

 Hyatt Regency Burlingame Mortgage Note

   On November 30, 1995 Blackstone entered into a $45,000,000 non-recourse mortgage note secured by a first priority lien on the hotel property maturing on November 2000. An additional $12,000,000 was drawn on the mortgage on October 25, 1996. The debt is payable in payments of principal and interest accruing at LIBOR plus 150 basis points. The weighted average interest rate on the mortgage note was 7.06% for the period from January 1, 1998 to December 29, 1998.

 Swissotel Mortgage Note

   On August 1, 1997 Blackstone entered into a $245,000,000 non-recourse mortgage note secured by a first priority lien on the four Swissotels' hotel properties maturing on July 31, 2002. The debt is payable in monthly payments of interest accruing at LIBOR plus 140 basis points and quarterly principal payments. Subsequent to December 30, 1998, the interest rate on this debt increased to LIBOR plus 260 basis points. The weighted average interest rate on the mortgage note was 7.06% for the period from January 1, 1998 to December 29, 1998. Host repaid $43,775,000 of the Swissotel Mortgage Note in early 1999.

 Swissotel Second Mortgage Note

   On August 1, 1997 Blackstone entered into a $100,000,000 non-recourse mortgage note secured by a first priority lien on the four Swissotels' hotel property and is subordinated to the Swissotel First Mortgage Debt. The second mortgage debt matures on August 1, 2003. The debt is payable in quarterly payments of interest

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

accruing at 9% with no required principal repayment until maturity. Host repaid the Swissotel Second Mortgage Note in early 1999.

 The Ritz Carlton--Amelia Island Mortgage Note

   On January 20, 1998 Blackstone entered into a $90,000,000 recourse mortgage note secured by a first priority lien on the hotel property maturing on January 1, 2003. The debt is payable in monthly payments of principal and interest accruing at LIBOR plus 200 basis points. The weighted average interest rate on the mortgage note was 7.56% for the period from January 21, 1998 to December 29, 1998.

 The Ritz Carlton--Boston Mortgage Note

   On March 6, 1998 Blackstone entered into a $50,000,000 recourse mortgage note secured by a first priority lien on the hotel property maturing on January 1, 2000. The debt accrued interest at LIBOR plus 75 basis points for the period from March 7, 1998 to December 29, 1998. The Operating Partnership repaid The Ritz- Carlton, Boston Mortgage Note in early 1999.

   Aggregate scheduled debt maturities at December 29, 1998, excluding capital lease obligations and unscheduled Operating Partnership repayments subsequent to December 30, 1998, are (in thousands):

      1999............................................................. $  1,558
      2000.............................................................  100,746
      2001.............................................................   50,344
      2002.............................................................  397,614
      2003.............................................................   90,789
      Thereafter.......................................................   51,267
                                                                        --------
                                                                        $792,318
                                                                        ========

   Cash paid for interest was $48 million for the period from January 1, 1998 to December 29, 1998. Deferred financing costs amounted to $9,392,000 as of December 29, 1998. Accumulated amortization of deferred financing costs totaled $3,100,000 on December 29, 1998.

 Interest Rate Swap Agreements

   At December 29, 1998, Blackstone was subject to eight interest rate swap agreements with an aggregate notional amount of $365 million. In all cases, the notional amount of the swaps is equal to the amount of the related debt balance. Under these agreements, the Blackstone Hotel Portfolio collects interest based on specified floating interest rates of one month LIBOR (rate of 5.06% at December 29, 1998) and pays interest of fixed rates (rates ranging from 5.72% to 6.6% at December 29, 1998). These agreements expire at dates ranging from August 1, 2000 to February 28, 2002 in conjunction with the maturity of the mortgages which related to the interest rate swap agreements. The Blackstone Hotel Portfolio monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to ratings of widely accepted credit rating services. The Standard and Poor's long-term debt rating for the contracting parties ranges from AA- to BBB+.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


6. Leases

   Blackstone is the lessee of certain property and equipment under non-cancelable operating leases. Future minimum annual rental commitments for all non-cancellable leases are as follows (in thousands):

      1999.............................................................. $1,607
      2000..............................................................    964
      2001..............................................................    493
      2002..............................................................    206
      2003..............................................................    111
      Thereafter........................................................     43
                                                                         ------
      Total minimum lease payments...................................... $3,424
                                                                         ======

   Rent expense for the Blackstone Hotel Portfolio for the period from January 1, 1998 to December 29, 1998 was $486,700.

7. Acquisitions and Dispositions

   In 1998, Blackstone acquired, or purchased controlling interests in, two full-service hotels totaling 724 rooms for an aggregate purchase price of approximately $216 million. Blackstone acquired The Ritz-Carlton, Amelia Island in January 1998 for $136 million, including a $90 million mortgage note. Blackstone acquired a controlling interest in the partnership that owns The Ritz-Carlton--Boston in March 1998 and the mortgage note secured by The Ritz-Carlton, Boston for $80 million.

8. Fair Value of Financial Instruments

   The fair values of certain financial assets and liabilities and other financial instruments are shown below (in thousands):

                                                                     1998
                                                               ----------------
                                                               Carrying  Fair
                                                                Amount   Value
                                                               -------- -------
Financial assets
  Accounts receivable......................................... $29,629  $29,629
Financial liabilities
  Accounts payable and accrued expenses.......................  59,123   59,123
  Mortgage debt............................................... 676,896  676,561
  Note payable................................................ 100,000  100,000
  Other debt..................................................  15,422   15,422
  Interest rate swap agreements...............................     --   (13,612)

   Accounts receivables and other financial assets and liabilities are valued based on the expected future cash flows discounted at risk-adjusted rates.

   The fair value of interest rate swap agreements is based on the estimated amount the Blackstone Hotel Portfolio would pay or receive to terminate the swap agreements. The aggregate notional amount of the swap

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

agreements was $365 million at December 29, 1998. In all cases, the notional amount of the swaps is equal to the amount of the related debt balance.

9. Hotel Management Agreements

 Swissotel Hotel Management Agreements

   Four of the Blackstone Hotel Portfolio's hotels are subject to management agreements with Swissotel Management (USA) L.L.C. ("Swissotel"), under which Swissotel will manage the four hotels for initial terms of 15 years with two 5 year extensions at the option of Swissotel. The agreements provide for payment of basic management fees equal to 1.5% of sales, trademark fees of 1% of sales and incentive management fees equal to 12% of net operating income (as defined in the agreements) over a priority return (as defined). Blackstone has the option to terminate the agreements if certain performance thresholds defined in the agreements are not met. No agreement with respect to a single hotel is cross-defaulted to any other agreement and a single agreement may be cancelled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

   Blackstone is obligated to provide Swissotel with sufficient funds to cover the costs of (a) certain non-routine repairs and maintenance to the hotels that are normally capitalized; and b) replacements and renewals to the hotels' property and improvements. Blackstone is required to establish an escrow account for such purposes and is required to contribute 4% of hotel sales into such escrow account. Contributions were $5.8 million for the four hotels managed by Swissotel during the year ended December 29, 1998. The balance of the escrow account for certain furniture, fixtures, furnishings and equipment ("FF&E") for the above-mentioned hotels was approximately $3 million as of December 29, 1998.

 Hyatt Corporation Management Agreements

   Four of the Blackstone Hotel Portfolio's hotels are subject to management agreements with Hyatt Corporation ("Hyatt"), under which Hyatt will manage the four hotels for initial terms of 10 to 30 years with renewal extensions at the option of either party. The agreements provide for payment of basic management fees ranging from 2.5% to 4% of sales and incentive management fees ranging from 10% to 25% of operating profit (as defined in the agreements) over a priority return (as defined). Blackstone has the option to terminate the agreements if certain performance thresholds are not met, as defined in the agreements. No agreement with respect to a single hotel is cross-defaulted to any other agreement and a single agreement may be cancelled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

   Blackstone is obligated to provide Hyatt with sufficient funds to cover the costs of (a) certain non-routine repairs and maintenance to the hotels that are normally capitalized; and b) replacements and renewals to the hotels' property and improvements. Blackstone is required to establish an escrow account for such purposes and is required to contribute 4% of hotel sales into such escrow account. Contributions were $6.3 million for the four hotels managed by Hyatt during the year ended December 29, 1998. The balance of the FF&E escrow account for the above-mentioned hotels was approximately $4.2 million as of December 29, 1998.

                         THE BLACKSTONE HOTEL PORTFOLIO
             (Acquired by Host Marriott, L.P. on December 30, 1998)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


 The Ritz Carlton Hotel Company Management Agreements

   Two of the Blackstone Hotel Portfolio's hotels are subject to management agreements with The Ritz Carlton Hotel Company ("Ritz"), under which Ritz will manage the two hotels for initial terms of 25 years with four 10 year renewal extensions at the option of Ritz. The agreements provide for payment of operator fees ranging from 3% to 5% of sales and incentive management fees ranging from 0% to 10% of operating profit (as defined in the agreements) over a priority return (as defined). The total management fees earned by Ritz can not exceed 5% of gross revenues, as defined in the agreements. Blackstone has the option to terminate the agreements if certain performance thresholds defined in the agreements are not met. No agreement with respect to a single hotel is cross-defaulted to any other agreement and a single agreement may be cancelled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

   Blackstone is obligated to provide Ritz with sufficient funds to cover the costs of (a) certain non-routine repairs and maintenance to the hotels that are normally capitalized; and b) replacements and renewals to the hotels' property and improvements. Blackstone is required to establish an escrow account for such purposes and is required to contribute 4% of hotel sales into such escrow account. Contributions were $3.7 million for the two hotels managed by Ritz during the year ended December 29, 1998. The balance of the FF&E escrow account for the above-mentioned hotels was approximately $4 million as of December 29, 1998.

 Four Seasons Hotels Limited Management Agreements

   Two of the Blackstone Hotel Portfolio's hotels are subject to management agreements with Four Seasons Hotels Limited ("Four Seasons"), under which Four Seasons will manage the two hotels for initial terms of 20 years with renewal extensions at the option of Four Seasons. The agreements provide for payment of operator fees ranging from 1.5% to 2% of sales and incentive management fees ranging from 10% to 20% of operating profit (as defined in the agreements) over a priority return (as defined). Blackstone has the option to terminate the agreements if certain performance thresholds defined in the agreements are not met. No agreement with respect to a single hotel is cross-defaulted to any other agreement and a single agreement may be cancelled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

   Blackstone is obligated to provide Four Seasons with sufficient funds to cover the costs of (a) certain non-routine repairs and maintenance to the hotels that are normally capitalized; and b) replacements and renewals to the hotels' property and improvements. Blackstone is required to establish an escrow account for such purposes and is required to contribute 2% to 3% of hotel sales into such escrow account. Contributions were $1.5 million for the two hotels managed by Four Seasons during the year ended December 29, 1998. The balance of the FF&E escrow account for the above-mentioned hotels was approximately $446,000 as of December 29, 1998.

10. Litigation

   Blackstone is from time-to-time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Blackstone Hotel Portfolio.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

   We have audited the accompanying consolidated balance sheets of Host Marriott Corporation and subsidiaries as of December 31, 1998 and January 2, 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the three fiscal years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Corporation and subsidiaries as of December 31, 1998 and January 2, 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, the Company has given retroactive effect to the change to include property-level sales and operating expenses of its hotels in the consolidated statements of operations.

                                          Arthur Andersen LLP

Washington, D.C.
March 5, 1999

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     December 31, 1998 and January 2, 1998

                                                                  1998    1997
                                                                 ------  ------
                                                                 (in millions)
                            ASSETS
Property and equipment, net....................................  $7,201  $4,634
Notes and other receivables, net (including amounts due from
 affiliates of $130 million and $23 million, respectively).....     203      52
Due from managers..............................................      19      87
Investments in affiliates......................................      33      13
Other assets...................................................     376     272
Short-term marketable securities...............................     --      354
Cash and cash equivalents......................................     436     493
Net investment in discontinued operations......................     --      236
                                                                 ------  ------
                                                                 $8,268  $6,141
                                                                 ======  ======
             LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Senior notes issued by the Company or its subsidiaries.......  $2,246  $1,585
  Mortgage debt................................................   2,438   1,784
  Other........................................................     447      97
                                                                 ------  ------
                                                                  5,131   3,466
Accounts payable and accrued expenses..........................     204      84
Deferred income taxes..........................................      97     487
Other liabilities..............................................     460     296
                                                                 ------  ------
    Total liabilities..........................................   5,892   4,333
                                                                 ------  ------
Minority interest..............................................     515      58
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding company substantially all of whose assets are the convertible subordinated
 debentures due 2026 ("Convertible Preferred Securities")......     550     550
                                                                 ------  ------
Shareholders' equity
  Common Stock, 750 million shares authorized; 225.6 million shares in 1998 and 203.8 million shares in 1997 issued and
   outstanding.................................................       2     204
  Additional paid-in capital...................................   1,867     935
  Accumulated other comprehensive income.......................      (4)     12
  Retained (deficit) earnings..................................    (554)     49
                                                                 ------  ------
    Total shareholders' equity.................................   1,311   1,200
                                                                 ------  ------
                                                                 $8,268  $6,141
                                                                 ======  ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

   Fiscal years ended December 31, 1998, January 2, 1998 and January 3, 1997
                 (in millions, except per common share amounts)

                                                          1998    1997    1996
                                                         ------  ------  ------
REVENUES
 Rooms.................................................  $2,220  $1,850  $1,302
 Food and beverage.....................................     984     776     515
 Other.................................................     238     180     125
                                                         ------  ------  ------
 Total hotel revenues..................................   3,442   2,806   1,942
 Net gains (losses) on property transactions...........      57     (11)      1
 Other.................................................      14      28      14
                                                         ------  ------  ------
 Total revenues........................................   3,513   2,823   1,957
                                                         ------  ------  ------
OPERATING COSTS AND EXPENSES
 Hotel property-level costs and expenses
 Rooms.................................................     524     428     313
 Food and beverage.....................................     731     592     406
 Other department costs and deductions.................     843     693     506
 Management fees and other (including Marriott
  International management fees of $196 million,
  $162 million and $101 million, respectively..........     726     649     461
 Other.................................................      28      29      38
                                                         ------  ------  ------
 Total operating costs and expenses....................   2,852   2,391   1,724
                                                         ------  ------  ------
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES AND INTEREST.................................     661     432     233
Minority interest......................................     (52)    (31)     (6)
Corporate expenses.....................................     (50)    (45)    (43)
REIT conversion expenses...............................     (64)    --      --
Interest expense.......................................    (335)   (288)   (237)
Dividends on Convertible Preferred Securities of
 subsidiary trust......................................     (37)    (37)     (3)
Interest income........................................      51      52      48
                                                         ------  ------  ------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES.................................................     174      83      (8)
Provision for income taxes.............................     (86)    (36)     (5)
Benefit from change in tax status......................     106     --      --
                                                         ------  ------  ------
INCOME (LOSS) FROM CONTINUING OPERATIONS...............     194      47     (13)
DISCONTINUED OPERATIONS
Income from discontinued operations (net of income tax
 expense of $4 million in 1998)........................       6     --      --
Provision for loss on disposal (net of income tax
 benefit of $3 million in 1998)........................      (5)    --      --
                                                         ------  ------  ------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS...............     195      47     (13)
Extraordinary items--gain (loss) on early
 extinguishment of debt (net of income tax (benefit)
 expense of
 ($80 million) and $1 million in 1998 and 1997,
 respectively).........................................    (148)      3     --
                                                         ------  ------  ------
NET INCOME (LOSS)......................................  $   47  $   50  $  (13)
                                                         ======  ======  ======
BASIC EARNINGS (LOSS) PER COMMON SHARE:
CONTINUING OPERATIONS..................................  $  .90  $  .22  $ (.06)
Discontinued operations (net of income taxes)..........     .01     --      --
Extraordinary items--gain (loss) on early
 extinguishment of debt (net of income taxes)..........    (.69)    .01     --
                                                         ------  ------  ------
BASIC EARNINGS (LOSS) PER COMMON SHARE.................  $  .22  $  .23  $ (.06)
                                                         ======  ======  ======
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
CONTINUING OPERATIONS..................................  $  .84  $  .22  $ (.06)
Discontinued operations (net of income taxes)..........     .01     --      --
Extraordinary items--gain (loss) on early
 extinguishment of debt (net of income taxes)..........    (.58)    .01     --
                                                         ------  ------  ------
DILUTED EARNINGS (LOSS) PER COMMON SHARE...............  $  .27  $  .23  $ (.06)
                                                         ======  ======  ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME OF
                           HOST MARRIOTT CORPORATION
                      (predecessor to Host Marriott, L.P.)

   Fiscal years ended December 31, 1998, January 2, 1998 and January 3, 1997

                                                                       Accumulated
    Common                                        Additional              Other
    Shares                                Common   Paid-in   Retained Comprehensive Comprehensive
  Outstanding                             Stock    Capital   Earnings Income (Loss) Income (Loss)
  -----------                             ------  ---------- -------- ------------- -------------
 (in millions)                                                (in millions)
               Balance, December 29,
     159.7     1995....................   $ 160     $  499    $  16       $ --          $ --
        --     Net loss................      --         --     (13)         --           (13)
               Other comprehensive
        --     income:
               Unrealized gain on HM
               Services common stock...      --         --       --          5             5
                                                                                        ----
        --     Comprehensive loss......                                                 $ (8)
                                                                                        ====
               Adjustment to Host
               Marriott
        --     Services dividend.......      --         --       (4)        --
       3.9     Common stock issued for
               the comprehensive stock
               and employee stock
               purchase plans..........       3         12       --         --
       6.8     Common stock issued for
               warrants exercised......       7         42       --         --
               Common stock issued in
      31.6     stock offering..........      32        368       --         --
-------------------------------------------------------------------------------------------------
               Balance, January 3,
     202.0     1997....................     202        921       (1)         5            --
        --     Net income..............      --         --       50         --            50
               Other comprehensive
        --     income:
               Unrealized gain on HM
               Services common stock...      --         --       --          7             7
                                                                                        ----
        --     Comprehensive income....                                                 $ 57
                                                                                        ====
       1.8     Common stock issued for
               the comprehensive stock
               and employee stock
               purchase plans..........       2         14       --         --
-------------------------------------------------------------------------------------------------
               Balance, January 2,
     203.8     1998....................     204        935       49         12           --
        --     Net income..............      --         --       47         --            47
               Other comprehensive
        --     income (loss):
               Unrealized loss on HM
               Services common stock...      --         --       --         (5)           (5)
               Foreign currency
               translation adjustment..      --         --       --         (9)           (9)
               Reclassification of gain
               realized on HM Services
               common stock--net
               income..................      --         --       --         (2)           (2)
                                                                                        ----
        --     Comprehensive income....                                                 $ 31
                                                                                        ====
       1.4     Common stock issued for
               the comprehensive stock
               and employee stock
               purchase plans..........     --           8       --         --
        --     Adjustment of stock par
               value from $1 to $.01
               per share...............    (202)       202       --         --
      11.9     Common stock issued for
               Special Dividend........      --        143     (143)        --
       8.5     Common stock issued for
               the REIT roll-up of
               partnerships (Note 12)..      --        113       --         --
        --     Increase in Operating
               Partnership equity due
               to issuance of OP Units
               for limited partner
               interests (net of $368
               million minority
               interest of the
               Operating Partnership)
               ........................      --        466       --         --
        --     Distribution of stock of
               Crestline Capital
               Corporation.............      --         --     (438)        --
        --     Cash portion of Special
               Dividend................      --         --      (69)        --
-------------------------------------------------------------------------------------------------
               Balance, December 31,
     225.6     1998....................   $   2     $1,867    $(554)      $ (4)
-------------------------------------------------------------------------------------------------

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   Fiscal years ended December 31, 1998, January 2, 1998 and January 3, 1997

                                                           1998    1997   1996
                                                          ------  ------  ----
                                                            (in millions)
OPERATING ACTIVITIES
Income (loss) from continuing operations................  $  194  $   47  $(13)
Adjustments to reconcile to cash from operations:
 Depreciation and amortization..........................     243     231   168
 Income taxes...........................................    (103)    (20)  (35)
 Amortization of deferred income........................      (4)     (4)   (6)
 Net (gains) losses on property transactions............     (50)     19     4
 Equity in earnings of affiliates.......................      (1)     (4)   (3)
 Other..................................................      39      62    49
 Changes in operating accounts:
 Other assets...........................................     (56)     57     9
 Other liabilities......................................      50      44    32
                                                          ------  ------  ----
 Cash from continuing operations........................     312     432   205
 Cash from (used in) discontinued operations............      29      32    (4)
                                                          ------  ------  ----
 Cash from operations...................................     341     464   201
                                                          ------  ------  ----
INVESTING ACTIVITIES
Proceeds from sales of assets...........................     227      51   373
 Less non-cash proceeds.................................     --      --    (35)
                                                          ------  ------  ----
Cash received from sales of assets......................     227      51   338
Acquisitions............................................    (988)   (359) (702)
Capital expenditures:
 Capital expenditures for renewals and replacements.....    (165)   (129)  (87)
 New investment capital expenditures....................     (87)    (29)  (72)
Purchases of short-term marketable securities...........    (134)   (354)  --
Sales of short-term marketable securities...............     488     --    --
Notes receivable collections............................       4       6    13
Affiliate notes receivable issuances and collections,
 net....................................................     (13)     (6)   21
Other...................................................      13      13   (15)
                                                          ------  ------  ----
 Cash used in investing activities from continuing
  operations............................................    (655)   (807) (504)
 Cash used in investing activities from discontinued
  operations............................................     (50)   (239)  --
                                                          ------  ------  ----
 Cash used in investing activities......................    (705) (1,046) (504)
                                                          ------  ------  ----
FINANCING ACTIVITIES
Issuances of debt.......................................   2,496     857    46
Debt prepayments........................................  (1,898)   (403) (173)
Cash contributed to Crestline at inception..............     (52)    --    --
Cash contributed to Non-Controlled Subsidiary...........     (30)    --    --
Cost of extinguishment of debt..........................    (175)    --    --
Scheduled principal repayments..........................     (51)    (90)  (82)
Issuances of common stock...............................       1       6   454
Issuances of Convertible Preferred Securities, net......     --      --    533
Other...................................................     (26)     22    28
                                                          ------  ------  ----
 Cash from financing activities from continuing
  operations............................................     265     392   806
 Cash from (used in) financing activities from
  discontinued operations...............................      24      (3)  --
                                                          ------  ------  ----
 Cash from financing activities.........................     289     389   806
                                                          ------  ------  ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (75)   (193)  503
CASH AND CASH EQUIVALENTS, beginning of year............     511     704   201
                                                          ------  ------  ----
CASH AND CASH EQUIVALENTS, end of year..................  $  436  $  511  $704
                                                          ======  ======  ====
Non-cash financing activities:
Assumption of mortgage debt for the acquisition of, or
purchase of controlling interests in, certain hotel
properties and discontinued senior living communities...  $1,215  $  733  $696
                                                          ======  ======  ====
Distribution of net assets in connection with the
 discontinued operations................................  $  438
                                                          ======
Contribution of net assets to Non-Controlled
 Subsidiaries...........................................  $   12
                                                          ======

                See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business

   Host Marriott Corporation a Maryland corporation formerly named HMC Merger Corporation ("Host REIT"), operating through an umbrella partnership structure, is the owner of full-service hotel properties. Host REIT operates as a self-managed and self-administered real estate investment trust ("REIT") and its operations are conducted solely through an operating partnership and its subsidiaries. As REITs are not permitted to derive revenues directly from the operations of hotels, Host REIT leases substantially all of the hotels to subsidiaries of Crestline Capital Corporation ("Crestline" or the "Lessee") and certain other lessees as further discussed at Note 9.

   As of December 31, 1998, Host REIT owned, or had controlling interests in, 126 upscale and luxury, full-service hotel lodging properties generally located throughout the United States and operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names. Most of these properties are managed by Marriott International, Inc. ("Marriott International"). Host REIT also has certain economic, non-voting interests in certain Non-Controlled Subsidiaries, whose hotels are also managed by Marriott International (see Note 4).

 Basis of Presentation

   On April 16, 1998, the Board of Directors of Host Marriott Corporation, ("Host Marriott"), a Delaware corporation and the predecessor to Host REIT, approved a plan to reorganize Host Marriott's business operations through the spin-off of Host Marriott's senior living business as part of Crestline and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership"). Host Marriott merged into HMC Merger Corporation (the "Merger"), a newly formed Maryland corporation (renamed Host Marriott Corporation) which intends to qualify, effective January 1, 1999, as a real estate investment trust ("REIT") and is the sole general partner of the Operating Partnership. Host Marriott's and its subsidiaries' contribution of its hotels and certain assets and liabilities to the Operating Partnership and its subsidiaries (the "Contribution") in exchange for units of partnership interest in the Operating Partnership was accounted for at Host Marriott's historical basis. As of December 31, 1998, Host REIT owned approximately 78% of the Operating Partnership.

   In these consolidated financial statements, the "Company" or "Host Marriott" refers to Host Marriott Corporation, both before and after the Merger and its conversion to a REIT (the "REIT Conversion").

   On December 29, 1998, the Company completed the previously announced spin-off of Crestline (see Note 2), through a taxable stock dividend to its shareholders. Each Host Marriott shareholder of record on December 28, 1998 received one share of Crestline for every ten shares of Host Marriott common stock owned (the "Distribution").

   As a result of the Distribution, the Company's financial statements have been restated to present the senior living communities' business results of operations and cash flows as discontinued operations. See Note 2 for further discussion of the Distribution. All historical financial statements presented have been restated to conform to this presentation, with the historical assets and liabilities of that segment presented on the balance sheet as Net Investment in Discontinued Operations.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in affiliates over which the Company has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

 Fiscal Year End Change

   The U.S. Internal Revenue Code of 1986, as amended, requires REITs to file their U.S. income tax return on a calendar year basis. Accordingly in 1998, the Company changed its fiscal year-end to December 31 for both financial and tax reporting requirements. Previously, the Company's fiscal year ended on the Friday nearest to December 31. Fiscal year 1998 and 1997 included 52 weeks compared to 53 weeks for fiscal year 1996.

 Revenues and Expenses

   Revenues primarily represent the gross sales generated by the Company's hotel properties and net gains (losses) on property transactions. As discussed below, the Company previously recorded only the house profit generated by the Company's hotels as revenue. House profit is total hotel sales less certain hotel property-level costs and expenses, which reflects the net revenues flowing to the Company as the property owner.

   On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   The Company considered the impact of EITF 97-2 on its financial statements and determined that EITF 97-2 requires the Company to include property-level sales and operating expenses of its hotels in its statements of operations. The Company has given retroactive effect to the adoption of EITF 97-2 in the accompanying consolidated statements of operations. Application of EITF 97-2 to the consolidated financial statements for the fiscal years ended December 31, 1998, January 2, 1998 and January 3, 1997 increased both revenues and operating expenses by approximately $2.1 billion, $1.7 billion and $1.2 billion, respectively, and had no impact on operating profit, net income (loss) or earnings per share.

   In prior years operations for certain of the Company's hotels were recorded from the beginning of December of the prior year to November of the current year due to a one-month delay in receiving results from those hotel properties. Upon conversion to a REIT, all operations are required to be reported on a calendar year basis in accordance with Federal income tax regulations. As a result, the Company has recorded one additional period of operations in fiscal year 1998 for these properties. The effect on revenues and net income was to increase revenues by $44 million and net income by $6 million and diluted earnings per share by $.02.

 Earnings (Loss) Per Common Share

   Basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding plus other dilutive securities. Diluted earnings per common share has not been adjusted for the impact of the Convertible Preferred Securities for 1997 and 1996 and for the comprehensive stock plan and warrants for 1996 as they were anti-dilutive. In December 1998, the Company declared the Special Dividend (Note 2) and, in February 1999, the Company distributed 11.9 million shares to existing shareholders in conjunction with the Special Dividend. The weighted average number of common shares outstanding and the basic and diluted earnings per share computations have been restated to reflect these shares as outstanding for all periods presented.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

In February 1999, the Company issued 8.5 million shares in exchange for 8.5 million OP Units issued to certain limited partners in connection with the Partnership Mergers (see Note 12) which are deemed outstanding at December 31, 1998.

   A reconciliation of the number of shares utilized for the calculation of dilutive earnings per common share follows:

                                                              1998  1997  1996
                                                              ----- ----- -----
   Weighted average number of common shares outstanding...... 216.3 215.0 200.6
   Assuming distribution of common shares granted under
    comprehensive stock plan, less shares assumed purchased
    at average market price..................................   4.0   4.8   --
   Assuming conversion of Convertible Preferred Securities...  35.8   --    --
   Other.....................................................   0.3   0.3   --
                                                              ----- ----- -----
   Shares utilized for the calculation of diluted earnings
    per share................................................ 256.4 220.1 200.6
                                                              ===== ===== =====

   A reconciliation of net income (loss) to earnings (loss) used for the calculation of dilutive earnings per common share follows:

                                                               1998 1997 1996
                                                               ---- ---- ----
   Net income (loss).......................................... $47  $ 50 $(13)
   Dividends, net of tax benefit, assuming conversion of
    Convertible Preferred Securities..........................  22   --   --
                                                               ---  ---- ----
   Earnings used for the calculation of diluted earnings per
    share..................................................... $69  $ 50 $(13)
                                                               ===  ==== ====

 International Operations

   The consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates: revenues of $121 million, $105 million and $49 million and income (loss) before income taxes of $7 million, ($9 million) and ($2 million) in 1998, 1997 and 1996, respectively.

 Minority Interest

   The 22% of the Operating Partnership equity owned by outside third parties is presented as minority interest ($368 million as of December 31, 1998). Minority interest also includes minority interests in consolidated investments of the Operating Partnership of $147 million.

 Property and Equipment

   Property and equipment is recorded at cost. For newly developed properties, cost includes interest, ground rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

   Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

   Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

   In cases where management is holding for sale particular hotel properties, the Company assesses impairment based on whether the estimated sales price less costs of disposal of each individual property to be

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES sold is less than the net book value. A property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

 Deferred Charges

   Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

 Cash, Cash Equivalents and Short-term Marketable Securities

   The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents includes approximately $22 million and $115 million at December 31, 1998 and January 2, 1998, respectively, of cash related to certain consolidated partnerships, the use of which is restricted generally for partnership purposes to the extent it is not distributed to the partners. Short-term marketable securities include investments with a maturity of 91 days to one year at the date of purchase. The Company's short-term marketable securities represent investments in U.S. government agency notes and high quality commercial paper. The short-term marketable securities are categorized as available for sale and, as a result, are stated at fair market value. Unrealized holding gains and losses are included as a separate component of shareholders' equity until realized.

 Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term marketable securities. The Company maintains cash and cash equivalents and short-term marketable securities with various high credit-quality financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

   The Company is also subject to credit risk as a party to interest rate swap agreements. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting parties are AA-, AA- and BBB+. The Company is exposed to credit loss in the event of non-performance by the contracting party to the interest rate swap agreements; however, the Company does not anticipate non-performance by any of the contracting parties.

   In addition, on January 1, 1999, subsidiaries of Crestline became the lessees of virtually all the hotels and, as such, its rent payments are the primary source of the Company's future revenues. Rent payments are provided from pools of hotels which are guaranteed by Crestline. For discussion of the guarantee, see Note 9. However, management believes that due to Crestline's substantial assets, net worth and ability to operate as a separate publicly traded company, Crestline will have the financial stability and access to capital necessary to meet the substantial obligations as lessee under the leases.

 Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

 REIT Conversion Expenses

   The Company has incurred certain costs related to the REIT Conversion. These costs consist of professional fees, printing and filing costs, consent fees and certain other related fees and are classified as REIT conversion expenses on the consolidated statement of operations. As of December 31, 1998, $48 million of REIT Conversion expenses were accrued and included in accounts payable and accrued expenses.

 Interest Rate Swap Agreements

   The Company has entered into a limited number of interest rate swap agreements for non-trading purposes. The Company uses such agreements to fix certain of its variable rate debt to a fixed rate basis. The interest rate differential to be paid or received on interest rate swap agreements is recognized as an adjustment to interest expense.

 Other Comprehensive Income

   As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130) which establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's right to receive HM Services stock (see Note 10) and foreign currency translation adjustments, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

   The components of total accumulated other comprehensive income in the balance sheet are as follows (in millions):

                                                                      1998  1997
                                                                      ----  ----
   Net unrealized gains .............................................   5    12
   Foreign currency translation adjustment...........................  (9)  --
                                                                      ---   ---
   Total accumulated other comprehensive income (loss)............... $(4)  $12
                                                                      ===   ===

 Application of New Accounting Standards

   During 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In 1997, the Company adopted SFAS No. 128, "Earnings Per Share;" SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's consolidated financial statements and comprehensive income.

   As discussed above, the Company has retroactively adopted EITF 97-2.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not determined the impact of SFAS No. 133, but management does not believe it will be material.

   The EITF reached a consensus in May 1998 on Issue 98-9, "Accounting for Contingent Rents in Interim Financial Periods," which required a lessor to defer recognition of contingent rental income in interim periods until the specified target that triggers the contingent rental income is achieved. In November 1998, EITF 98-9 was rescinded; however, the impact of the accounting principles outlined in EITF 98-9 must continue to be disclosed in quarterly financial statements. The Company's accounting policy is to recognize rental income based on an estimate of full-year rental income and disclose in the footnotes to the financial statements the portion of rental income that is contingent.

2. Distribution and Special Dividend

   In December 1998, the Company distributed to its shareholders through a taxable distribution the outstanding shares of common stock of Crestline (the "Distribution"), formerly a wholly owned subsidiary of the Company, which, as of the date of the Distribution, owned and operated the Company's senior living communities, owned certain other assets and held leasehold interests in substantially all of the Company's hotels. The Distribution provided Company shareholders with one share of Crestline common stock for every ten shares of Company common stock held by such shareholders on the record date of December 28, 1998. As a result of the Distribution, the Company's financial statements have been restated to present the senior living communities' business results of operations and cash flows as discontinued operations. Revenues for the Company's discontinued operations totaled $241 million and $111 million in 1998 and 1997, respectively. The provision for loss on disposal includes organizational and formation costs related to Crestline.

   For purposes of governing certain of the ongoing relationships between the Company and Crestline after the Distribution and to provide for an orderly transition, the Company and Crestline entered into various agreements, including a Distribution Agreement, an Employee Benefits Allocation Agreement and a Tax Sharing Agreement. Effective as of December 29, 1998, these agreements provide, among other things, for the division between the Company and Crestline of certain assets and liabilities.

   On December 18, 1998, the Board of Directors declared a special dividend which entitled shareholders of record on December 28, 1998 to elect to receive either $1.00 in cash or .087 of a share of common stock of the Company for each outstanding share of the Company's common stock owned by such shareholder on the record date (the "Special Dividend"). Cash totaling $69 million and 11.9 million shares of common stock that were elected in the Special Dividend were paid and/or issued on February 10, 1999.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

3. Property and Equipment

   Property and equipment consists of the following:

                                                                  1998    1997
                                                                 ------  ------
                                                                 (in millions)
      Land and land improvements................................ $  740  $  418
      Buildings and leasehold improvements......................  6,613   4,329
      Furniture and equipment...................................    740     686
      Construction in progress..................................     78      36
                                                                 ------  ------
                                                                  8,171   5,469
      Less accumulated depreciation and amortization............   (970)   (835)
                                                                 ------  ------
                                                                 $7,201  $4,634
                                                                 ======  ======

   The detail of property and equipment above excludes net book value of the discontinued senior living business of $583 million at January 2, 1998.

   Interest cost capitalized in connection with the Company's development and construction activities totaled $4 million in 1998, $1 million in 1997 and $3 million in 1996.

   In 1997, the Company, through an agreement with the ground lessor of one of its properties terminated its ground lease and recorded a $15 million loss on the write-off of its investment, including certain transaction costs, which has been included in net gains (losses) on property transactions in the accompanying consolidated financial statements.

   In 1996, the Company recorded a $4 million charge to write down an undeveloped land parcel to its net realizable value based on its expected sales value.

4. Investments in and Receivables from Affiliates

   Investments in and receivables from affiliates consist of the following:

                                                        Ownership
                                                        Interests  1998   1997
                                                        --------- ------ ------
                                                                  (in millions)
   Equity investments
     Rockledge Hotel Properties, Inc...................     95%   $   31 $  --
     Fernwood Hotel Assets, Inc........................     95%        2    --
     Hotel partnerships(1).............................  1%-50%      --      13
   Notes and other receivables from affiliates, net....     --       134     23
                                                                  ------ ------
                                                                  $  167 $   36
                                                                  ====== ======

--------
(1) During 1998, all or substantially all of the interests in the previously unconsolidated hotel partnerships were consolidated or contributed to the Non-Controlled Subsidiaries (defined herein) as a result of the REIT Conversion and the Partnership Mergers.

   In connection with the REIT Conversion, Rockledge Hotel Properties, Inc. and Fernwood Hotel Assets, Inc. (together, the "Non-Controlled Subsidiaries") were formed to own various assets of approximately $264 million contributed by the Company to the Operating Partnership, the direct ownership of which by the Company or the Operating Partnership could jeopardize the Company's status as a REIT. These assets primarily consist of

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES partnership or other interests in hotels which are not leased and certain furniture, fixtures and equipment ("FF&E") used in the hotels. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership received only non-voting common stock of the Non-Controlled Subsidiaries, representing 95% of the total economic interests therein. The Host Marriott Statutory Employee/Charitable Trust, the beneficiaries of which are certain employees of the Company and the J.W. Marriott Foundation concurrently acquired all of the voting common stock representing the remaining 5% of the total economic interest. As a result, as of December 31, 1998, the Company did not control the Non-Controlled Subsidiaries. The Non-Controlled Subsidiaries own three full-service hotels and interests in partnerships that own an additional two full-service hotels and 220 limited-service hotels.

   In connection with the REIT Conversion, the Company completed the Partnership Mergers and, as a result, investments in affiliates in prior years include earnings and assets, which are now consolidated. (See Note 12 for discussion.)

   In 1997, the Company acquired all of the outstanding interests in Chesapeake Hotel Limited Partnership ("CHLP") that owns six hotels and acquired controlling interests in four affiliated partnerships for approximately $550 million, including the assumption of approximately $410 million of debt. In early 1998, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including the assumption of $164 million of mortgage debt.

   Receivables from affiliates are reported net of reserves of $7 million at December 31, 1998 and $144 million at January 2, 1998. Net amounts funded by the Company totaled $10 million in 1997, and repayments were $14 million in 1998 and $2 million in 1997. There were no fundings in 1998 and 1996.

   The Company's pre-tax income from affiliates includes the following:

                                                             1998    1997   1996
                                                            ------  ------  ----
                                                              (in millions)
   Interest income......................................... $    1  $   11  $17
   Equity in net income....................................      1       5    3
                                                            ------  ------  ---
                                                            $    2  $   16  $20
                                                            ======  ======  ===

   Combined summarized balance sheet information for the Company's affiliates follows:

                                                             1998    1997
                                                            ------  ------
                                                            (in millions)
   Property and equipment, net............................. $1,656  $1,979
   Other assets............................................    258     283
                                                            ------  ------
     Total assets.......................................... $1,914  $2,262
                                                            ======  ======
   Debt, principally mortgages............................. $1,622  $2,179
   Other liabilities.......................................    300     412
   Partners' deficit.......................................     (8)   (329)
                                                            ------  ------
     Total liabilities and partners' deficit............... $1,914  $2,262
                                                            ======  ======

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   Combined summarized operating results for the Company's affiliates follow:

                                                          1998    1997    1996
                                                         ------  ------  ------
                                                            (in millions)
   Revenues............................................. $1,123  $1,393  $1,740
   Operating expenses:
     Cash charges (including interest)..................   (930) (1,166) (1,469)
     Depreciation and other non-cash charges............   (151)   (190)   (229)
                                                         ------  ------  ------
   Income before extraordinary items....................     42      37      42
   Extraordinary items--forgiveness of debt.............      4      40      12
                                                         ------  ------  ------
     Net income......................................... $   46  $   77  $   54
                                                         ======  ======  ======

5. Debt

   Debt consists of the following:

                                                                   1998   1997
                                                                  ------ ------
                                                                  (in millions)
   Series A senior notes, with a rate of 7 7/8% due August
    2005........................................................  $  500 $  --
   Series B senior notes, with a rate of 7 7/8% due August
    2008........................................................   1,192    --
   Series C senior notes, with a rate of 8.45% due December
    2008........................................................     498    --
   Senior secured notes, with a rate of 9 1/2% due May 2005.....      21    600
   Senior secured notes, with a rate of 8 7/8% due July 2007....     --     600
   Senior secured notes, with a rate of 9% due December 2007....     --     350
   Senior notes, with an average rate of 9 3/4% at December 31,
    1998,
    maturing through 2012.......................................      35     35
                                                                  ------ ------
     Total senior notes.........................................   2,246  1,585
                                                                  ------ ------
   Mortgage debt (non-recourse) secured by $3.3 billion of real estate assets,
    with an average rate of 7.77% at December 31, 1998, maturing through
    February 2023...............................................   2,438  1,762
   rLine of credit, terminated in August 1998...................     --      22
                                                                  ------ ------
     Total mortgage debt........................................   2,438  1,784
                                                                  ------ ------
   Line of credit, with a variable rate of Eurodollar plus 1.75%
    (7.5% at
    December 31, 1998)..........................................     350    --
   Other notes, with an average rate of 7.39% at December 31,
    1998, maturing through December 2017........................      90     89
   Capital lease obligations....................................       7      8
                                                                  ------ ------
     Total other................................................     447     97
                                                                  ------ ------
                                                                  $5,131 $3,466
                                                                  ====== ======

   The detail above excludes $317 million of debt relating to the discontinued senior living business in 1997.

   On July 10, 1997, HMH Properties, Inc. ("Properties," an indirect wholly owned subsidiary of Host Marriott) and HMC Acquisitions Properties, Inc. ("Acquisitions", an indirect, wholly owned subsidiary of Host Marriott) completed consent solicitations (the "1997 Consent Solicitations") with holders of their senior notes ($600 million of 9 1/2% senior notes due 2005 and $350 million of 9% senior notes due 2007) to amend

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES certain provisions of their senior indentures. The 1997 Consent Solicitations facilitated the merger of Acquisitions with and into Properties. The amendments to the indentures also increased the ability of Properties to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold required to permit Properties to make distributions to affiliates.

   Concurrent with the 1997 Consent Solicitations and the Properties and Acquisitions merger, Properties issued an aggregate of $600 million of 8 7/8% senior notes at par with a maturity of July 2007. Properties received net proceeds of approximately $570 million, net of the costs of the 1997 Consent Solicitations and the offering.

   In conjunction with the REIT Conversion, Properties was merged with the Operating Partnership and all of the debt of Host Marriott and Properties was assumed by the Operating Partnership.

   During 1997, the Company, through its wholly owned subsidiary, HMC Capital Resources Corporation ("Resources"), entered into a credit facility (the "Old Credit Facility") with a group of commercial banks under which it could borrow up to $500 million for the acquisition of lodging real estate and for the Company's working capital purposes. During August 1998, the Old Credit Facility was terminated.

   The Company also purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott in 1997. The Company purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes. In 1997, the Company also incurred approximately $418 million of mortgage debt in conjunction with the acquisition of 11 hotels.

   In connection with the acquisition of the outstanding common stock of Forum Group, Inc. (the "Forum Group") in June 1997, the Company assumed debt of approximately $270 million. In 1997, an additional $33 million of debt financing was provided by Marriott International. The Company also assumed approximately $15 million of debt in conjunction with the acquisition of the Leisure Park retirement community in 1997. As a result of the Distribution, the debt related to the Forum Group and Leisure Park retirement community is included in net investments of discontinued operations for 1997 (Note 2). The Company continues to provide a guarantee on the Leisure Park debt.

   In the fourth quarter of 1996, the Company repaid the $109 million mortgage on the Philadelphia Marriott. In the first quarter of 1997, the Company obtained $90 million in first mortgage financing from two insurance companies secured by the Philadelphia Marriott. The mortgage bears interest at a fixed rate of 8.49% and matures in April 2009.

   In December 1997, the Company successfully completed the refinancing of the MHP (defined herein) mortgage debt for approximately $152 million. The new mortgage bears interest at 7.48% and matures in January 2008. In connection with the refinancing, the Company recognized an extraordinary loss of $2 million which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

   On April 20, 1998, the Company and certain of its subsidiaries filed a shelf registration on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for the issuance of up to $2.5 billion in securities.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   On August 5, 1998, the Company (through Properties) utilized the Shelf Registration to issue an aggregate of $1.7 billion in new senior notes (the "New Senior Notes"). The New Senior Notes were issued in two series, $500 million of 7 7/8% Series A notes due in 2005 and $1.2 billion of 7 7/8% Series B notes due in 2008. The Company utilized the proceeds from the New Senior Notes to purchase substantially all of its (i) $600 million in 9 1/2% senior notes due 2005; (ii) $350 million in 9% senior notes due 2007; and (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Approximately $21 million of the Old Senior Notes remain outstanding. In connection with the purchase of substantially all of the Old Senior Notes, the Company recorded a charge of approximately $148 million (net of income tax benefit of $80 million) as an extraordinary item representing the amount paid for bond premiums and consent fees, as well as the write-off of deferred financing fees on the Old Senior Notes.

   Concurrently with each offer to purchase, Properties successfully solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued.

   In conjunction with the issuance of the New Senior Notes, Properties entered into a $1.25 billion credit facility (the "New Credit Facility") with a group of commercial banks. The New Credit Facility has an initial three-year term with two one-year extension options. Borrowings under the New Credit Facility bear interest currently at the Eurodollar rate plus 1.75% (7.5% at December 31, 1998). The interest rate and commitment fee on the unused portion of the New Credit Facility fluctuate based on certain financial ratios. The New Senior Notes and the New Credit Facility were assumed by the Operating Partnership in connection with the REIT Conversion. As of December 31, 1998, $350 million was outstanding under the New Credit Facility.

   The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make certain distributions to equityholders of Properties, the Company, and the Operating Partnership. The New Credit Facility also contains certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt. In connection with the REIT Conversion, Properties was merged with, and into, the Operating Partnership in December 1998.

   In December 1998, the Operating Partnership issued $500 million of 8.45% Series C notes due in 2008 under the same indenture and with the same covenants as the New Senior Notes. In February 1999, the Company issued $300 million of 8 3/8% Series D notes due in 2006. The debt was used to refinance, or purchase, approximately $299 million of debt acquired in the Partnership Mergers, and approximately $40 million of other mortgage debt.

   In December 1998, the Company became party to eight interest rate swap agreements in connection with the Blackstone Acquisition discussed in Note 12. The notional amount of the agreements is approximately $365 million, with expiration dates between August 2000 and August 2002. The Company receives interest based on one month LIBOR (5.06% at December 31, 1998) and pays interest at fixed rates ranging from 5.72% to 6.60%. The interest rate swap agreements allow the Company to effectively eliminate the variability of the interest rates on certain secured debt. The Company was party to an interest rate swap agreement with a financial institution with an aggregate notional amount of $100 million which expired in December 1998. In 1997, the Company was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million which expired in May 1997. The Company realized a net reduction of interest expense of $1 million in 1997 and $6 million in 1996 related to interest rate swap agreements. The reduction in interest expense in 1998 was not material as the Company did not assume the agreements until December 30.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   The Company's debt balance at December 31, 1998, includes $87 million of debt that is recourse to the parent company. Aggregate debt maturities at December 31, 1998 are (in millions):

      1999.............................................................. $  405
      2000..............................................................    206
      2001..............................................................    435
      2002..............................................................    430
      2003..............................................................    121
      Thereafter........................................................  3,523
                                                                         ------
                                                                          5,120
      Discount on senior notes..........................................    (10)
      Interest rate swap agreements.....................................     14
      Capital lease obligation..........................................      7
                                                                         ------
                                                                         $5,131
                                                                         ======

   Cash paid for interest for continuing operations, net of amounts capitalized, was $325 million in 1998, $278 million in 1997 and $220 million in 1996. Deferred financing costs, which are included in other assets, amounted to $98 million and $96 million, net of accumulated amortization, as of December 31, 1998 and January 2, 1998, respectively. Amortization of deferred financing costs totaled $10 million, $7 million and $5 million in 1998, 1997 and 1996, respectively.

6. Company-obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust Holding Company Substantially All of Whose Assets are the Convertible Subordinated Debentures Due 2026

   In December 1996, Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of the Company, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by the Company to the extent the Issuer has funds available therefor. This guarantee, when taken together with the Company's obligations under the indenture pursuant to which the Debentures (defined below) were issued, the Debentures, the Company's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by the Company. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of the Company's guarantee described above; the Company's management has concluded that such financial statements are not material to investors as the Issuer is wholly-owned and essentially has no independent operations.

   Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Company common stock at the rate of 3.2537 shares per Convertible Preferred Security (equivalent to a conversion price of $15.367 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Host Marriott common stock at a conversion rate of
3.2537 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES by a holder of Convertible Preferred Securities. During 1998, 1997 and 1996, no shares were converted into common stock. The conversion ratio and price were adjusted to reflect the impact of the Distribution and the Special Dividend.

   Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. The Company may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, the Company will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

   Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by the Company of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

   In connection with consummation of the REIT Conversion, the Operating Partnership assumed primary liability for repayment of the convertible debentures of the Company underlying the Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, the Company will issue shares of Company common stock, which will be delivered to such holder. Upon the issuance of such shares by the Company, the Operating Partnership will issue to the Company a number of OP Units equal to the number of shares of Company common stock issued in exchange for the Debentures.

7. Shareholders' Equity

   Seven hundered fifty million shares of common stock, with a par value of $0.01 per share, are authorized, of which 225.6 million and 203.8 million were outstanding as of December 31, 1998 and January 2, 1998, respectively. Fifty million shares of no par value preferred stock are authorized with none outstanding.

   In conjunction with the Merger, the Blackstone Acquisition and the Partnership Mergers (Note 12), the Operating Partnership issued approximately
64.5 million OP Units which are convertible into cash (or at Host Marriott's option shares of Host Marriott common stock). These OP Units are restricted from converting until July 1999, October 1999 and January 2000 when 23.9 million, 11.9 million and 28.8 million units, respectively, are eligible for conversion.

   The Company issued 11.9 million shares of common stock as part of the Special Dividend (Note 2) and 8.5 million shares of common stock in exchange for 8.5 million OP Units issued to certain other limited partners in connection with the Partnership Mergers (Note 12). Also, as part of the REIT Conversion, the Company changed its par value from $1 to $0.01 per share. The change in par value did not affect the number of shares outstanding.

   On March 27, 1996, the Company completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

   In connection with a class action settlement, the Company issued warrants to purchase up to 7.7 million shares of the Company's common stock at $8.00 per share through October 8, 1996 and $10.00 per share thereafter. During 1996, 6.8 million warrants were exercised at $8.00 per share and an equivalent number of

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES shares of Company common stock were issued. During 1997 and 1998, 60,000 and 98,000 warrants were exercised at $10.00 per share. On October 8, 1998, the remaining warrants expired.

   In February 1989, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of the Company's common stock. Each right entitled the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of the Company at an exercise price of $150 per share. The rights were exercisable 10 days after a person or group acquired beneficial ownership of at least 20%, or began a tender or exchange offer for at least 30%, of the Company's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter were exempt for purposes of determining beneficial ownership under the rights plan. The rights were non-voting and expired on February 2, 1999, unless exercised or previously redeemed by the Company for $.01 each. If the Company was involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquiror having a value of twice the exercise price of the right.

8. Income Taxes

   In December 1998, the Company restructured itself to enable the Company to qualify for treatment as a REIT, pursuant to the US Internal Revenue Code of 1986, as amended, effective January 1, 1999. In general, a corporation that elects REIT status and distributes at least 95% of its taxable income to its shareholders and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation to the extent it distributes its taxable income. Management believes that the Company was organized and will operate so as to qualify as a REIT as of January 1, 1999 (including distribution of at least 95% of its REIT taxable income to shareholders in 1999 and subsequent years). Management expects that the Company will pay taxes on "built-in gains" on only certain of its assets. Based on these considerations, management does not believe that the Company will be liable for income taxes at the federal level or in most of the states in which it operates in future years, and the Company eliminated $106 million of its net existing deferred tax liabilities as of December 31, 1998. The Company does not expect to provide for any material deferred income taxes in future periods except in certain states and foreign countries. In connection with the Distribution and formation of the Non-Controlled Subsidiaries, the Company reduced deferred income tax liabilities by $102 million.

   In order to qualify as a REIT for federal income tax purposes, among other things, the Company must have distributed all of the accumulated earnings and profits ("E&P") of Host Marriott Corporation to its stockholders in one or more taxable dividends prior to the end of the first full taxable year for which the REIT election of the Company is effective, which currently is expected to be the taxable year commencing January 1, 1999.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   In an effort to help accomplish the requisite distributions of the accumulated E&P, Host Marriott made an initial E&P distribution consisting of approximately 20.4 million shares of Crestline valued at $297 million, $69 million in cash, and approximately 11.9 million shares of Host Marriott stock valued at $143 million.

   The actual amount of the initial E&P distribution was based, in part, upon the estimated amount of accumulated E&P of Host Marriott as of the last day of its taxable year. To the extent that the initial E&P distribution was not sufficient to eliminate Host Marriott's accumulated E&P, Host Marriott will make one or more additional taxable distributions to its stockholders (in the form of cash or securities) prior to the last day of Host Marriott's first full taxable year as a REIT.

   Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

   Total deferred tax assets and liabilities at December 31, 1998 and January 2, 1998 were as follows:

                                                                1998     1997
                                                               -------  ------
                                                               (in millions)
      Deferred tax assets..................................... $    32  $  159
      Deferred tax liabilities................................    (129)   (646)
                                                               -------  ------
        Net deferred income tax liability..................... $   (97) $ (487)
                                                               =======  ======

   The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 31, 1998 and January 2, 1998 follows:

                                                                1998     1997
                                                               -------  ------
                                                               (in millions)
      Investments in affiliates............................... $   --   $ (310)
      Property and equipment..................................     --     (179)
      Safe harbor lease investments...........................    (24)     (65)
      Deferred tax gain.......................................   (105)     (92)
      Reserves................................................     --      103
      Alternative minimum tax credit carryforwards............      32      41
      Other, net..............................................     --       15
                                                               -------  ------
        Net deferred income tax liability..................... $  (97)  $ (487)
                                                               =======  ======

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   The provision (benefit) for income taxes consists of:

                                                                1998  1997 1996
                                                                ----  ---- ----
                                                                (in millions)
   Current--Federal............................................ $116  $19  $(2)
          --State..............................................   27    4    3
          --Foreign............................................    4    3    3
                                                                ----  ---  ---
                                                                 147   26    4
                                                                ----  ---  ---
   Deferred--Federal...........................................  (49)   8    2
           --State.............................................  (12)   2   (1)
                                                                ----  ---  ---
                                                                 (61)  10    1
                                                                ----  ---  ---
                                                                $ 86  $36  $ 5
                                                                ====  ===  ===

   At December 31, 1998, the Company had approximately $32 million of alternative minimum tax credit carryforwards available which do not expire.

   Through 1997, the Company settled with the Internal Revenue Service ("IRS") substantially all issues for tax years through 1993. The Company expects to resolve any remaining issues with no material impact on the consolidated financial statements. The Company made net payments to the IRS of approximately $27 million, $10 million and $45 million in 1998, 1997 and 1996, respectively, related to these settlements. Certain adjustments totaling approximately $2 million in 1996 were made to the tax provision related to those settlements.

   A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows (excluding the impact of the change in tax status):

                                                            1998  1997   1996
                                                            ----  ----   -----
   Statutory Federal tax rate.............................. 35.0% 35.0 % (35.0)%
   State income taxes, net of Federal tax benefit..........  5.8   4.9    21.7
   Tax credits............................................. (1.7) (2.7)    --
   Additional tax on foreign source income.................  4.2   6.0    40.8
   Tax contingencies.......................................  --    --     25.0
   Permanent non-deductible REIT Conversion expenses.......  4.6   --      --
   Other permanent items...................................  1.2    .1     9.0
   Other, net..............................................  0.3    .1     1.0
                                                            ----  ----   -----
     Effective income tax rate............................. 49.4% 43.4 %  62.5 %
                                                            ====  ====   =====

   Crestline and the Company entered into a tax sharing agreement (the "Tax Sharing Agreement") which defines each party's rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Crestline's business for taxable years prior to the Distribution and with respect to certain tax attributes of Crestline after the Distribution. The Company is responsible for filing consolidated returns and paying taxes for periods through the date of the Distribution, and Crestline is responsible for filing its returns and paying taxes for subsequent periods.

   Cash paid for income taxes, including IRS settlements, net of refunds received, was $83 million in 1998, $56 million in 1997 and $40 million in 1996.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

9. Leases

   As of January 1, 1999, the Company leases substantially all of its hotels to subsidiaries of Crestline. Additionally, the Company also leases certain property and equipment under non-cancellable operating and capital leases.

   Hotel Leases. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company leases its hotels (the "Leases") to one or more lessees (the "Lessees").

   There generally is a separate Lessee for each hotel or group of hotels that is owned by a separate subsidiary of the Company. The operating agreements for such Lessees provide that the Crestline member of the Lessee has full control over the management of the business of the Lessee, subject to blocking rights by Marriott International, where it is the manager, over certain decisions by virtue of its non-economic, limited voting interest in the lessee subsidiaries. Each full-service hotel Lease has a fixed term generally ranging from seven to ten years, subject to earlier termination upon the occurrence of certain contingencies as defined in the Leases. Each Lease requires the Lessee to pay
1) minimum rent in a fixed dollar amount per annum plus 2) to the extent it exceeds minimum rent, percentage rent based upon specified percentages of aggregate sales from the applicable hotel, including room sales, food and beverage sales, and other income in excess of specified thresholds. The amount of minimum rent and the percentage rent thresholds will be adjusted each year based upon any increases in the Consumer Price Index and the Employment Cost Index during the previous 10 months, as well as for certain capital expenditures and casualty occurrences.

   If the Company anticipates that the average tax basis of the Company's FF&E and other personal property that are leased by any individual lessor entity will exceed 15% of the aggregate average tax basis of the fixed assets in that entity, then the Lessee would be obligated either to acquire such excess FF&E from the Company or to cause a third party to purchase such FF&E. The Lessee has agreed to give a right of first opportunity to a Non-Controlled Subsidiary to acquire the excess FF&E and to lease the excess FF&E to the Lessee.

   Each Lessee is responsible for paying all of the expenses of operating the applicable hotel(s), including all personnel costs, utility costs and general repair and maintenance of the hotel(s). The Lessee also is responsible for all fees payable to the applicable manager, including base and incentive management fees, chain services payments and franchise or system fees, with respect to periods covered by the term of the Lease. Host Marriott also remains liable under each management agreement.

   The Company is responsible for paying real estate taxes, personal property taxes (to the extent the Company owns the personal property), casualty insurance on the structures, ground lease rent payments, required expenditures for FF&E (including maintaining the FF&E reserve, to the extent such is required by the applicable management agreement) and other capital expenditures.

 Crestline Guarantees

   Crestline and certain of its subsidiaries entered into limited guarantees of the Lease obligations of each Lessee. For each of four identified "pools" of hotels (determined on the basis of the term of the particular Lease with all leases having generally the same lease term placed in the same "pool"), the cumulative limit of Crestline's guaranty obligation is the greater of 10% of the aggregate rent payable for the immediately preceding fiscal year under all Leases in the pool or 10% of the aggregate rent payable under all Leases in the pool. For each pool, the subsidiary of Crestline that is the parent of the Lessees in the pool (a "Pool Parent") also is a party to the guaranty of the Lease obligations for that pool.

   The obligations of the Pool Parent under each guaranty is secured by all funds received by the applicable Pool Parent from the hotels in the pool, and the hotels in the pool are required to distribute their excess cash flow to the Pool Parent for each accounting period, under certain conditions as described by the guaranty.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   In the event that Crestline's obligation under a guaranty is reduced to zero, the applicable Pool Parent can elect to terminate its guaranty and the pooling agreement for that pool by giving notice to the Operating Partnership. In that event, subject to certain conditions, the Pool Parent's guaranty will terminate six months after the effective date of such notice, subject to reinstatement in certain limited circumstances.

   The Operating Partnership sold the existing working capital to the applicable Lessee upon the commencement of the Lease at a price equal to the fair market value of such assets. The purchase price is represented by a note evidencing a loan that bears interest at a rate of 5.12%. Interest accrued on the working capital loan is due simultaneously with each periodic rent payment, and the amount of each payment of interest is credited against such rent payment. The principal amount of the working capital loan is payable upon termination of the Lease. The Lessee can return the working capital in satisfaction of the note. As of December 31, 1998, the note receivable from Crestline for working capital was $95 million.

   In the event the Company enters into an agreement to sell or otherwise transfer any full-service hotel free and clear of the applicable Lease, the Lessor must pay the Lessee a termination fee equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Lease using a discount rate of 12%. Alternatively, the Lessor will be entitled to (i) substitute a comparable hotel or hotels for any hotel that is sold or (ii) sell the hotel subject to the Lease and certain conditions without being required to pay a termination fee.

   In the event that changes in the Federal income tax laws allow the Company, or subsidiaries or affiliates of the Company, to directly operate the hotels without jeopardizing the Company's status as a REIT, the Company will have the right to terminate all, but not less than all, of the full-service and HPT hotel Leases in return for paying the Lessees the fair market value of the remaining terms of the full-service hotel Leases, valued in the same manner as discussed above. The payment is payable in cash or, subject to certain conditions, shares of the Company's common stock, at the election of the Company. The rights of each Lessee will be expressly subordinated to qualifying mortgage debt and any refinancing thereof.

   The Company sold and leased back 37 of its Courtyard properties in 1995 and an additional 16 Courtyard properties in 1996 to Hospitality Properties Trust ("HPT"). Additionally, in 1996, the Company sold and leased back 18 of its Residence Inns to HPT. These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of the Company. Minimum rent payments are $51 million annually for the Courtyard properties and $17 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to the owner under the terms of the leases.

   In connection with the REIT Conversion, the Operating Partnership sublet the HPT hotels (the "Subleases") to separate indirect sublessee subsidiaries of Crestline ("Sublessee"), subject to the terms of the applicable HPT Lease.

   The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either the HPT lessee (the "Sublessor") elects not to renew the HPT lease, or the Sublessee elects not to renew the Sublease at the expiration of the initial term provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT hotels (one for Courtyard by Marriott hotels and one for Residence Inn hotels). Rent under the Sublease consists of the Minimum Rent payable under the HPT lease and an additional percentage rent payable to the Sublessor. The percentage rent is sufficient to cover the additional rent due under the HPT lease, with any excess being retained by the Sublessor. The rent payable under the Subleases is guaranteed by Crestline, up to a maximum amount of $30 million which amount is allocated between the two pools of HPT hotels.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   A number of the Company's leased hotel properties also include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provision for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Future minimum annual rental commitments for all non-cancelable leases for which the Company is the lessee are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                 (in millions)
   1999.......................................................   $ 2    $  119
   2000.......................................................     1       116
   2001.......................................................     1       111
   2002.......................................................     1       106
   2003.......................................................     1       102
   Thereafter.................................................     4     1,292
                                                                 ---    ------
   Total minimum lease payments...............................    10    $1,846
                                                                        ======
   Less amount representing interest..........................    (3)
                                                                 ---
     Present value of minimum lease payments..................   $ 7
                                                                 ===

   Certain of the lease payments included in the table above relate to facilities used in the Company's former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals from restaurants and HPT subleases of $103 million and $915 million, respectively, payable to the Company under non-cancellable subleases.

   The aggregate minimum rental payments to be received by the Operating Partnership under the hotel leases are $774 million in 1999 and will be adjusted in future periods based on changes in the Consumer Price Index and Employment Cost Index.

   In conjunction with the refinancing of the mortgage of the New York Marriott Marquis, the Company also renegotiated the terms of the ground lease. The renegotiated ground lease provides for the payment of a percentage of the hotel sales (3% in 1998, 4% in 1999 and 5% thereafter) through 2017, which is to be used to amortize the existing deferred ground rent obligation of $116 million. The Company has the right to purchase the land under certain circumstances.

   The Company remains contingently liable at December 31, 1998 on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $93 million at December 31, 1998. However, management considers the likelihood of any substantial funding related to these leases to be remote.

   Rent expense consists of:

                                                                  1998 1997 1996
                                                                  ---- ---- ----
                                                                  (in millions)
   Minimum rentals on operating leases........................... $104 $ 98 $83
   Additional rentals based on sales.............................   26   20  16
                                                                  ---- ---- ---
                                                                  $130 $118 $99
                                                                  ==== ==== ===

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

10. Employee Stock Plans

   At December 31, 1998, the Company maintained two stock-based compensation plans, including the comprehensive stock plan (the "Comprehensive Plan"), whereby the Company may award to participating employees (i) options to purchase the Company's common stock, (ii) deferred shares of the Company's common stock and (iii) restricted shares of the Company's common stock and the employee stock purchase plan (the "Employee Stock Purchase Plan").

   Total shares of common stock reserved and available for issuance under the Comprehensive Plan at December 31, 1998 was 26.6 million.

   Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International Distribution in 1993, the Company issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies.

   In connection with the Host Marriott Services ("HM Services") spin-off in 1995, outstanding options held by current and former employees of the Company were redenominated in both Company and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between the Company and HM Services, the Company has the right to receive up to 1.4 million shares of HM Services' common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. As of December 31, 1998, the Company valued this right at approximately $9 million, which is included in other assets.

   Effective December 29, 1998, the Company adjusted the number of outstanding stock options and the related exercise prices to maintain the intrinsic value of the options to account for the Special Dividend and the Distribution. The vesting provisions and option period of the original grant was retained. No compensation expense was recorded by the Company as a result of these adjustments. Employee optionholders that remained with the Company received options only in the Company's stock and those employee optionholders that became Crestline employees received Crestline options in exchange for the Company's options.

   The Company continues to account for expense under its plans according to the provisions of Accounting Principle Board Opinion 25 and related interpretations as permitted under SFAS No. 123. Consequently, no compensation cost has been recognized for its fixed stock options under the Comprehensive Plan and its Employee Stock Purchase Plan.

   For purposes of the following disclosures required by SFAS No. 123, the fair value of each option granted has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1997 and 1996, respectively: risk-free interest rate of 6.2% and 6.6%, respectively, volatility of 35% and 36%, respectively, expected lives of 12 years and no dividend yield. The weighted average fair value per option granted during the year was $13.13 in 1997 and $8.68 in 1996. No options were granted in 1998. Pro forma compensation cost for 1998, 1997 and 1996 would have reduced (increased) net income (loss) by approximately $524,000, $330,000 and ($150,000), respectively. Basic and diluted earnings per share on a pro forma basis were not impacted by the pro forma compensation cost in 1998, 1997 and 1996.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   The effects of the implementation of SFAS No. 123 are not representative of the effects on reported net income in future years because only the effects of stock option awards granted in 1996 and 1997 have been considered.

   A summary of the status of the Company's stock option plan for 1998, 1997 and 1996 follows:

                                      1998                         1997                         1996
                          ---------------------------- ---------------------------- ----------------------------
                                           Weighted                     Weighted                     Weighted
                             Shares        Average        Shares        Average        Shares        Average
                          (in millions) Exercise Price (in millions) Exercise Price (in millions) Exercise Price
                          ------------- -------------- ------------- -------------- ------------- --------------
Balance, at beginning of
 year...................       6.8           $ 4            8.3           $ 4           10.0           $ 4
Granted.................       --            --              .1            20             .2            13
Exercised...............      (1.3)            5           (1.6)            4           (1.9)            4
Forfeited/Expired.......      (0.6)            4            --            --             --            --
Adjustment for
 Distribution and
 Special Dividend.......       0.7             3            --            --             --            --
                              ----                         ----                         ----
Balance, at end of
 year...................       5.6             3            6.8             4            8.3             4
                              ====                         ====                         ====
Options exercisable at
 year-end...............       5.5                          6.4                          7.6
                              ====                         ====                         ====

   The following table summarizes information about stock options outstanding at December 31, 1998:

                                     Options Outstanding           Options Exercisable
                             ----------------------------------- -----------------------
                                             Weighted
                                 Shares       Average   Weighted     Shares     Weighted
                             Outstanding at  Remaining  Average  Exercisable at Average
                              December 31,  Contractual Exercise  December 31,  Exercise
  Range of Exercise Prices        1998         Life      Price        1998       Price
  ------------------------   -------------- ----------- -------- -------------- --------
          $  1 - 3                4.1             8       $ 2         4.1         $ 2
             4 - 6                0.8             6         5         0.8           5
             7 - 9                0.4            11         8         0.4           8
           10 - 12                0.1            12        10         0.1          10
           13 - 15                0.1            13        13         0.1          13
           19 - 22                0.1            14        18         --          --
                                  ---                                 ---
                                  5.6                                 5.5
                                  ===                                 ===

   Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. The Company accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1998, 1997 and 1996, 12,000, 14,000 and 13,000 shares were granted, respectively, under this plan. The compensation cost that has been charged against income for deferred stock was not material in 1998, 1997 and 1996. The weighted average fair value per share granted during each year was $19.21 in 1998, $15.81 in 1997 and $11.81 in 1996.

   The Company from time to time awards restricted stock plan shares under the Comprehensive Plan to officers and key executives to be distributed over the next three to 10 years in annual installments based on continued employment and the attainment of certain performance criteria. The Company recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of the Company's common stock. In 1998, 1997 and 1996, 2,900, 198,000 and 2,511,000 shares of additional restricted stock plan shares were granted to certain key employees under these terms and conditions. Approximately 16,842 and 161,000 shares were forfeited in 1998 and 1996, respectively. There were no shares forfeited in 1997. The Company recorded compensation expense of

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

$11 million, $13 million and $11 million in 1998, 1997 and 1996, respectively, related to these awards. The weighted average fair value per share granted during each year was $18.13 in 1998, $16.88 in 1997 and $14.01 in 1996. Under
these awards 925,000 shares were outstanding at December 31, 1998. The Board has voted to approve 3,199,000 shares for award in 1999 under similar terms.

   In 1998, 568,408 stock appreciation rights ("SARs") were issued under the Comprehensive Plan to certain directors of the Company as a replacement for previously issued options that were cancelled during the year. The conversion to SARs was completed in order to comply with ownership limits applicable to the Company upon conversion to a REIT. The SARs are fully vested and the grant prices range from $1.20 to $5.13. In 1998, the Company recognized compensation expense of $4.8 million related to this grant. Additionally, in future periods, the Company will recognize compensation expense for outstanding SARs as a result of fluctuations in the market price of the Company's common stock.

   Under the terms of the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions at 90% of the lower of market value at the beginning or market value at the end of the plan year.

11. Profit Sharing and Postemployment Benefit Plans

   The Company contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by the Company is determined annually by the Board of Directors. The Company provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material in 1996 through 1998.

12. Acquisitions and Dispositions

   The Company acquired or gained controlling interest in 36 hotels with 15,166 rooms in 1998, 18 hotels with 9,128 rooms in 1997 and 24 hotels with 11,385 rooms in 1996. The Company has also disposed of a number of hotels, including two hotels since 1997 and one subsequent to year-end 1998. Twenty-five of the 1998 acquisitions, consisting of the Blackstone Acquisition and the Partnership Mergers, were completed on December 30, 1998 in conjunction with the REIT Conversion. Additionally, three full-service properties were contributed to one of the Non-Controlled Subsidiaries (Note 4). Each of these transactions is discussed separately below.

   1998 Acquisitions. In January 1998, the Company acquired an additional interest in Atlanta Marriott Marquis II Limited Partnership, which owns an interest in the 1,671-room Atlanta Marriott Marquis Hotel, for $239 million, including the assumption of $164 million of mortgage debt. The Company previously owned a 1.3% general and limited partnership interest. In March 1998, the Company acquired a controlling interest in a partnership that owns three hotels: the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. In the second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and a note receivable interest in such partnership. In addition, the Company acquired the 281-room Ritz-Carlton, Phoenix for $75 million, the 397-room Ritz-Carlton in Tysons Corner, Virginia for $96 million and the 487-room Torrance Marriott near Los Angeles, California for $52 million. In the third quarter of 1998, the Company acquired the 308-room Ritz-Carlton, Dearborn for $65 million, the 336-room Ritz-Carlton, San Francisco for $161 million and the 404-room Memphis Crowne Plaza (which was converted to the Marriott brand upon acquisition) for $16 million.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   Blackstone Acquisition. In December 1998, the Company completed the acquisition of, or controlling interests in, twelve hotels and one mortgage loan secured by an additional hotel (the "Blackstone Acquisition") from the Blackstone Group, a Delaware limited partnership, and a series of funds controlled by affiliates of Blackstone Real Estate Partners (together, the "Blackstone Entities"). In addition, the Company acquired a 25% interest in Swissotel Management (USA) L.L.C., which operates five Swissotel hotels in the United States, from the Blackstone Entities, which the Company transferred to Crestline in connection with the Distribution. The Operating Partnership issued approximately 43.9 million OP Units, which OP Units are redeemable for cash (or at Host Marriott's option, shares of common stock of Host Marriott) assumed debt and made cash payments totaling approximately $920 million and distributed
1.4 million of the shares of Crestline common stock to the Blackstone Entities. The actual number of OP Units to be issued to the Blackstone Entities will fluctuate based upon certain adjustments to be determined on March 31, 1999. Based on current stock prices, the Operating Partnership will be required to issue to the Blackstone Entities approximately 3.7 million additional units in April 1999. The consideration received by the Blackstone Entities was determined through negotiations between the Company and Blackstone and was not based upon appraisals of the assets. Each OP Unit is exchangeable for one share of the Company's common stock (or its cash equivalent, at the Company's election). After all adjustments, the Blackstone Entities will own approximately 16.4% of the outstanding OP Units of the Operating Partnership.

   At the closing of the Blackstone Acquisition, the hotels were leased to subsidiaries of Crestline but will continue to be managed on behalf of the Lessees under their existing management agreements.

   Partnership Mergers. In December 1998, the Company announced the completion of the Partnership Mergers which was the roll-up of eight public partnerships and four private partnerships which own or control 28 properties, 13 of which were already consolidated (the "Partnership Mergers"). The Operating Partnership issued approximately 25 million OP Units to partners for their interests valued at approximately $333 million. The eight public partnerships that merged are: the Atlanta Marriott Marquis II, Limited Partnership ("Atlanta Marquis"); Desert Springs Marriott Limited Partnership ("Desert Springs"); Hanover Marriott Limited Partnership ("Hanover"); Marriott Diversified American Hotels, Limited Partnership ("MDAH"); Marriott Hotel Properties, Limited Partnership ("MHP"); Marriott Hotel Properties II, Limited Partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite Hotel Partners, Limited Partnership ("Chicago Suites") and Potomac Hotel Limited Partnership ("PHLP") (collectively, the "Public Partnerships"). The four private partnerships in which all or controlling interests also were acquired include privately-held ownership interests in the Atlanta Marriott Marquis; The Ritz-Carlton, Naples; The Ritz-Carlton, Buckhead; the New York Marriott Marquis and the Hartford Marriott (collectively, the "Private Partnerships"). The Company had previously not consolidated three of the 12 partnerships. Those three partnerships are: 1) MDAH, the owner of six full-service Marriott hotels; 2) PHLP, the owner of eight Marriott hotels (two of which were previously consolidated) and 3) Chicago Suites, the owner of the 256-room Marriott O'Hare Suites. As a result of these transactions, the Company has increased its ownership of most of the 28 properties to 100% while consolidating 13 additional hotels (4,445 rooms).

   1998 Dispositions. In 1998, the Company sold the 662-room New York Marriott East Side for approximately $191 million and recorded a pre-tax gain of approximately $40 million. The Company also sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million.

   1999 Dispositions. In February 1999, the Company sold the 479-room Minneapolis/Bloomington Marriott for approximately $35 million and recorded a pre-tax gain of approximately $13 million.

   1997 Acquisitions. In 1997, the Company acquired eight full-service hotels totaling 3,600 rooms for approximately $145 million. In addition, the Company acquired controlling interests in nine full-service hotels totaling 5,024 rooms for approximately $621 million, including the assumption of approximately $418 million

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES of debt. The Company also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996.

   Also in 1997, the Company acquired the outstanding common stock of the Forum Group from Marriott Senior Living Services. The Company purchased the Forum Group portfolio of 29 senior living communities for approximately $460 million, including approximately $270 million in debt. The Company also acquired 49% of the remaining 50% interest in the partnership which owned the 418-unit Leisure Park retirement community for approximately $23 million, including the assumption of approximately $15 million of debt. The Company contributed these assets in conjunction with the Distribution of Crestline.

   1996 Acquisitions. In 1996, the Company acquired six full-service hotels totaling 1,964 rooms for an aggregate purchase price of approximately $189 million. In addition, the Company acquired controlling interests in 17 full-service hotels totaling 8,917 rooms for an aggregate purchase price of approximately $1.1 billion, including the assumption of approximately $696 million of debt. The Company also purchased the first mortgage of the 504-room New York Marriott Financial Center for approximately $101 million.

   In the first and second quarters of 1996, the Company completed the sale and leaseback of 16 of its Courtyard properties and 18 of its Residence Inn properties for $349 million. The Company received net proceeds of approximately $314 million and will receive approximately $35 million upon expiration of the leases. A deferred gain of $45 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

   The Company's summarized, unaudited consolidated pro forma results of operations, assuming the above transactions occurred on January 3, 1997, are as follows (in millions, except per share amounts):

                                                                   1998   1997
                                                                  ------ ------
      Revenues................................................... $4,220 $3,919
      Income before extraordinary items..........................    189     71
      Net income (loss)..........................................     41     74
      Basic earnings (loss) per common share:
        Income before extraordinary items........................    .88    .33
        Basic earnings (loss) per common share...................    .19    .34
      Diluted earnings (loss) per common share:
        Income before extraordinary items........................    .83    .32
        Diluted earnings (loss) per common share.................    .25    .33

13. Fair Value of Financial Instruments

   The fair values of certain financial assets and liabilities and other financial instruments are shown below:

                                                     1998            1997
                                                --------------- ---------------
                                                Carrying  Fair  Carrying  Fair
                                                 Amount  Value   Amount  Value
                                                -------- ------ -------- ------
                                                         (in millions)
   Financial assets
     Short-term marketable securities..........  $  --   $  --   $  354  $  354
     Receivables from affiliates...............     134     141      23      26
     Notes receivable..........................      69      69      29      46
     Other.....................................       9       9      20      20
   Financial liabilities
     Debt, net of capital leases...............   5,124   5,139   3,458   3,493
   Other financial instruments
     Convertible Preferred Securities..........     550     449     550     638

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   Short-term marketable securities and receivable Convertible Preferred Securities are valued based on quoted market prices. Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the New Credit Facility and other notes are estimated to be equal to their carrying value. Senior notes are valued based on quoted market prices.

   The fair value of the liability related to the interest rate swap agreements assumed in the Blackstone Acquisition was $14 million. The fair value is based on the estimated amount the Company would pay or receive to terminate the swap agreements. The aggregate notional amount of the agreements was $365 million at December 31, 1998 and $100 million at January 2, 1998.

14. Marriott International Distribution and Relationship with Marriott International

   The Company and Marriott International (formerly a wholly owned subsidiary, the common stock of which was distributed to the Company's shareholders on October 8, 1993) have entered into various agreements in connection with the Marriott International Distribution and thereafter which provide, among other things, that (i) the majority of the Company's hotel lodging properties are managed by Marriott International under agreements with initial terms of 15 to 20 years and which are subject to renewal at the option of Marriott International for up to an additional 16 to 30 years (see Note 15); (ii) 13 of the Company's full-service properties are operated under franchise agreements with Marriott International with terms of 15 to 30 years; (iii) Marriott International provided the Company with $92 million of financing at an average rate of 9% in 1997 related to the Company's discontinued senior living operations; (iv) the Company acquired 49% of Marriott International's 50% interest in the Leisure Park retirement community in 1997 for $23 million, including approximately $15 million of assumed debt; (v) Marriott International guarantees the Company's performance in connection with certain loans and other obligations ($70 million at December 31, 1998); (vi) the Company borrowed and repaid $109 million of first mortgage financing for construction of the Philadelphia Marriott (see Note 5); (vii) Marriott International and the Company formed a joint venture and Marriott International provided the Company with $29 million in debt financing at an average interest rate of 12.7% and $28 million in preferred equity in 1996 for the acquisition of two full-service properties in Mexico City, Mexico; and (viii) Marriott International provides certain limited administrative services.

   In 1998, 1997 and 1996, the Company paid to Marriott International $196 million, $162 million and $101 million, respectively, in hotel management fees; $4 million, $13 million and $18 million, respectively, in interest and commitment fees under the debt financing and line of credit provided by Marriott International, and $3 million, $3 million and $4 million, respectively, for limited administrative services. The Company also paid Marriott International $9 million, $4 million and $2 million, respectively, of franchise fees in 1998, 1997 and 1996. In connection with the discontinued senior living communities' business, the Company paid Marriott International $13 million and $6 million in management fees during 1998 and 1997, respectively.

   Additionally, Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change in control of the Company occur.

15. Hotel Management Agreements

   Most of the Company's hotels are subject to management agreements (the "Agreements") under which Marriott International manages the Company's hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The Agreements generally provide for payment of base management fees equal to one to four percent of sales and

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the Agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit. In the event of early termination of the Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied. No agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

   As a result of the REIT Conversion, all fees payable under the Agreements for subsequent periods are the primary obligations of the Lessees. The obligations of the Lessees are guaranteed to a limited extent by Crestline. The Company remains obligated to the managers in case the Lessee fails to pay these fees (but it would be entitled to reimbursement from the Lessee under the terms of the Leases).

   Pursuant to the terms of the Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Company's hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

   Crestline, as the Company's Lessee, is obligated to provide the manager with sufficient funds to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, Crestline will be required to establish escrow accounts for such purposes under terms outlined in the Agreements.

   Crestline assumed franchise agreements with Marriott International for 10 hotels. Pursuant to these franchise agreements, Crestline generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of sales, while fees for food and beverage sales vary from two to three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

   Crestline assumed management agreements with The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, to manage ten of the Company's hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to five percent of sales and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

   Crestline also assumed management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 23 of the Company's hotels (10 of which are franchised under the Marriott brand). These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Seventeen of the 23 agreements also provide for incentive management fees generally equal to 10 to 25 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

16. Relationship with Crestline Capital Corporation

   The Company and Crestline have entered into various agreements in connection with the Distribution as discussed in Note 2 and further outlined below.

 Distribution Agreement

   Crestline and the Company entered into a distribution agreement (the "Distribution Agreement"), which provided for, among other things, (i) the distribution of shares of Crestline in connection with the Distribution; (ii) the division between Crestline and the Company of certain assets and liabilities; (iii) the transfer to Crestline of the 25% interest in the Swissotel management company acquired in the Blackstone Acquisition and (iv) certain other agreements governing the relationship between Crestline and the Company following the Distribution. Crestline also granted the Company a contingent right to purchase Crestline's interest in Swissotel Management (USA) L.L.C. at fair market value in the event the tax laws are changed so that the Company could own such interest without jeopardizing its status as a REIT.

   Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to Crestline, effective as of the date of the Distribution, financial responsibilities for liabilities arising out of, or in connection with, the business of the senior living communities.

 Asset Management Agreement

   The Company and the Non-Controlled Subsidiaries entered into asset management agreements (the "Asset Management Agreements") with Crestline whereby Crestline agrees to provide advice on the operation of the hotels and review financial results, projections, loan documents and hotel management agreements. Crestline also agrees to consult on market conditions and competition, as well as monitor and negotiate with governmental agencies, insurance companies and contractors. Crestline will be paid a fee not to exceed $4.5 million for each calendar year for its consulting services under the Asset Management Agreements, which includes $0.25 million related to the Non-Controlled Subsidiaries. The Asset Management Agreements each have terms of two years with an automatic one year renewal, unless earlier terminated by either party in accordance with the terms thereof.

 Non-Competition Agreement

   Crestline and the Company entered into a non-competition agreement that limits the respective parties' future business opportunities. Pursuant to this non-competition agreement, Crestline agrees, among other things, that until the earlier of December 31, 2008, or the date on which it is no longer a Lessee of more than 25% of the number of hotels owned by the Company at the time of the Distribution, it will not own any full service hotel, manage any limited service or full service hotel owned by the Company, or own or operate a full service hotel franchise system operating under a common name brand, subject to certain exceptions. In addition, the Company agrees not to participate in the business of leasing, operating or franchising limited service or full service properties, subject to certain exceptions.

 1998 Employee Benefits and Other Employment Matters Allocation Agreement

   As part of the REIT Conversion, the Company, the Operating Partnership and Crestline entered into the 1998 Employee Benefits Allocation Agreement relating to various compensation, benefits and labor matters. Under the agreement, the Operating Partnership and Crestline each assumed certain liabilities related to covered benefits and labor matters arising prior to the effective date of the Distribution and relating to employees of

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES each organization, respectively, after the Distribution. The agreements also govern the treatment of awards under the Comprehensive Plan and requires the adoption of such a plan by Crestline and the Operating Partnership.

17. Litigation

   The Company is and from time-to-time will be the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

   In the fourth quarter of 1997, the Company reached a settlement in a lawsuit against Trinity Industries and others for claims related to construction of the New York Marriott Marquis. In settlement of the lawsuit, the Company and its affiliate received a cash settlement of approximately $70 million, the majority of which was considered a recovery of construction costs and $10 million of which has been recorded as other revenues in the accompanying consolidated financial statements.

18. Geographic and Business Segment Information

   The Company operates one business segment, hotel ownership. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands, contain an average of nearly 465 rooms, as well as supply other amenities such as meeting space and banquet facilities; a variety of restaurants and lounges; gift shops and swimming pools. They are typically located in downtown, airport, suburban and resort areas throughout the United States.

   The Company evaluates the performance of its segment based primarily on operating profit before depreciation, corporate expenses, and interest expense. The Company's income taxes are included in the consolidated Federal income tax return of the Company and its affiliates and is allocated based upon the relative contribution to the Company's consolidated taxable income/loss and changes in temporary differences. The allocation of taxes is not evaluated at the segment level and, therefore, the Company does not believe the information is material to the consolidated financial statements.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

   The following table presents revenues and other financial information excluding amounts related to the Company's discontinued senior living business (in millions):

                                                               1998
                                                   -----------------------------
                                                          Corporate
                                                   Hotels  & Other  Consolidated
                                                   ------ --------- ------------
Revenues.......................................... $3,492   $ 21       $3,513
Operating profit .................................    618     43          661
Interest expense..................................    328      7          335
Interest income...................................     37     14           51
Depreciation and amortization.....................    238      5          243
Capital expenditures..............................    247      5          252
Total assets......................................  7,908    360        8,268

                                                               1997
                                                   -----------------------------
                                                          Corporate
                                                   Hotels  & Other  Consolidated
                                                   ------ --------- ------------
Revenues.......................................... $2,806   $ 17       $2,823
Operating profit (loss)...........................    444    (12)         432
Interest expense..................................    281      7          288
Interest income...................................     40     12           52
Depreciation and amortization.....................    226      5          231
Capital expenditures..............................    154      4          158
Total assets......................................  5,789    116        5,905

                                                               1996
                                                   -----------------------------
                                                          Corporate
                                                   Hotels  & Other  Consolidated
                                                   ------ --------- ------------
Revenues.......................................... $1,942   $ 15       $1,957
Operating profit (loss)...........................    256    (23)         233
Interest expense..................................    228      9          237
Interest income...................................     31     17           48
Depreciation and amortization.....................    165      3          168
Capital expenditures..............................    156      3          159
Total assets......................................  4,770    382        5,152

   During most of 1998, the Company's foreign operations consisted of six full-service hotel properties located in Mexico and Canada. As of December 31, 1998, the Company's foreign operations had decreased to four Canadian hotel properties, as the hotels in Mexico were contributed to Rockledge Hotel Properties, Inc. There were no intercompany sales between the properties and the Company. The following table presents revenues and long-lived assets for each of the geographical areas in which the Company operates (in millions):

                           1998                1997                1996
                    ------------------- ------------------- -------------------
                             Long-lived          Long-lived          Long-lived
                    Revenues   Assets   Revenues   Assets   Revenues   Assets
                    -------- ---------- -------- ---------- -------- ----------
United States......  $3,392    $7,112    $2,718    $4,412    $1,908    $3,587
International......     121        89       105       222        49       218
                     ------    ------    ------    ------    ------    ------
 Total.............  $3,513    $7,201    $2,823    $4,634    $1,957    $3,805
                     ======    ======    ======    ======    ======    ======

   The long-lived assets for 1997 exclude $583 million of assets related to the discontinued senior living business.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

19. Quarterly Financial Data (unaudited)

                                                 1998
                           --------------------------------------------------------
                             First     Second      Third      Fourth      Fiscal
                            Quarter    Quarter    Quarter     Quarter      Year
                           ---------  ---------  ---------   ----------  ----------
                            (in millions, except per common share amounts)
Revenues..................  $    791   $    839   $    745   $    1,138  $    3,513
Operating profit before
 minority interest,
 corporate expenses and
 interest.................       147        208        111          195         661
Income from continuing
 operations...............        28         62          2          102         194
Income before
 extraordinary items......        30         66          4           95         195
Net income (loss).........        30         66       (144)          95          47
Basic earnings (loss) per
 common share:
  Income from continuing
   operations.............       .13        .29        .01          .47         .90
  Income before
   extraordinary items....       .14        .31        .02          .44         .91
  Net income (loss).......       .14        .31       (.67)         .44         .22
Diluted earnings (loss)
 per common share:
  Income from continuing
   operations.............       .13        .26        .01          .43         .84
  Income before
   extraordinary items....       .14        .28        .02          .40         .85
  Net income (loss).......       .14        .28       (.65)         .40         .27

                                                 1997
                           --------------------------------------------------------
                             First     Second      Third      Fourth      Fiscal
                            Quarter    Quarter    Quarter     Quarter      Year
                           ---------  ---------  ---------   ----------  ----------
                            (in millions, except per common share amounts)
Revenues..................  $    624   $    643   $    615   $      941  $    2,823
Operating profit before
 minority interest,
 corporate expenses and
 interest.................        91        124         82          135         432
Income from continuing
 operations...............         6         26          6            9          47
Income before
 extraordinary items......         6         26          6            9          47
Net income................        11         26          6            7          50
Basic earnings per common
 share:
  Income from continuing
   operations.............       .03        .12        .03          .04         .22
  Income before
   extraordinary items....       .03        .12        .03          .04         .22
  Net income..............       .05        .12        .03          .03         .23
Diluted earnings per
 common share:
  Income from continuing
   operations.............       .03        .12        .03          .04         .22
  Income before
   extraordinary items....       .03        .12        .03          .04         .22
  Net income..............       .05        .12        .03          .03         .23

   The quarterly data in the table above has been restated to reflect the Company's senior living business as a discontinued operation and the impact of the 1998 stock portion of the Special Dividend on earnings per share.

   The first three quarters consist of 12 weeks each in both 1998 and 1997, and the fourth quarter includes 16 weeks. The sum of the basic and diluted earnings
(loss) per common share for the four quarters in 1998 and 1997 differs from the annual earnings per common share due to the required method of computing the weighted average number of shares in the respective periods.

         PRO FORMA FINANCIAL INFORMATION OF HOST MARRIOTT CORPORATION

   In December 1998 Host Marriott completed a series of transactions intended to enable Host Marriott (referred to as Host REIT herein) to qualify as a REIT under the applicable Federal income tax regulations. A component of those transactions was the distribution of the Company's senior living business to the Company's shareholders. As such, the consolidated financial statements for all periods have been restated to present the operations of Host Marriott's senior living business distributed to Crestline as a discontinued operation.

   The pro forma financial information for Host REIT reflects various transactions effected as part of or contemporaneously with the REIT conversion, including (i) the distribution of Crestline common stock to the shareholders of Host Marriott, (ii) certain acquisitions and dispositions consummated by Host Marriott, its subsidiaries or the operating partnership and certain financing transactions and (iii) certain other transactions relating to the REIT conversion.

   The unaudited pro forma financial statements of Host REIT reflect the transactions described below for the fiscal year ended December 31, 1998 as if such transactions had been completed at the beginning of the fiscal year presented.

   The unaudited pro forma statement of operations presented below includes only income from continuing operations and therefore excludes the operations of the discontinued senior living business.

   Pro forma adjustments under the caption "Acquisitions, dispositions and other activities" represent the transactions shown below:

  . February 1999 Series D Senior Notes and the application of proceeds therefrom

  .  Blackstone Acquisition

  .  August 1998 issuance of New Senior Notes and retirement of Old Senior
     Notes

  . December 1998 issuance of Series C Senior Notes and the application of proceeds therefrom refinancing certain debt

  .  1999 Disposition of one full service hotel

  . 1998 acquisition of, or purchase of controlling interests in, eleven full service hotels

  .  1998 purchase of minority interests in two full service hotels

  .  1998 disposition of two full service hotels

   All of the above transactions except for the issuance of the Series D Senior Notes and the 1999 disposition of one full service hotel are already reflected in the Host Marriott consolidated balance sheet as of December 31, 1998 and, therefore, no pro forma adjustments for these transactions were necessary on the unaudited pro forma balance sheet.

   Pro forma adjustments under the caption "REIT Conversion Activities" include the following transactions comprising a portion of the REIT conversion (all of which are reflected in the historical balance sheet as of December 31, 1998):

  . 1998 contribution of assets and liabilities contributed to the Non-Controlled Subsidiaries, including the sale of certain FF&E to the Non-Controlled Subsidiaries

  .  1998 Public Partnership Mergers

  . 1998 acquisition of minority interests in four private partnerships in exchange for OP Units

  . 1998 lease of certain hotel properties to Crestline and conversion of revenues and certain operating expenses to rental income

  . 1998 adjustment to remove deferred taxes and the impact on the tax provision resulting from the change in tax status related to the REIT conversion

  . 1998 special dividend to Host REIT shareholders of either .087 shares of Host REIT stock or $1.00 in cash per share of common stock, at the election of each shareholder ("Special Dividend")

  . 1998 sale of an investment in a subsidiary to Crestline

   The unaudited pro forma financial statements do not purport to represent what the results of operations of Host REIT would actually have been if these transactions had in fact occurred on such date or at the beginning of such period, or to project the results of operations for any future period.

   The unaudited pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that the operating partnership believes are reasonable under the circumstances. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with Host Marriott's consolidated financial statements included in this Form 8-K.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               December 31, 1998
                    (in millions, except per share amounts)

                                                    A            B
                                                               Debt
                                       Host                  Issuance,
                                       REIT       1999       Repayment    Pro
                                    Historical Disposition & Refinancing Forma
                                    ---------- ----------- ------------- ------
Assets
Property and equipment, net.......    $7,201      $(21)        $ --      $7,180
Notes and other receivables, net..       203       --            --         203
Due from managers.................        19       --            --          19
Investments in affiliates.........        33       --            --          33
Other assets......................       376       --              7        383
Cash, cash equivalents and short-
 term marketable securities.......       436        34           293        464
                                                                (299)
                                      ------      ----         -----     ------
                                      $8,268      $ 13         $   1     $8,282
                                      ======      ====         =====     ======
Liabilities and Equity
Debt..............................    $5,131      $--          $ 300     $5,132
                                                                (299)
Accounts payable and accrued
 expenses.........................       204       --            --         204
Deferred income taxes.............        97       --            --          97
Other liabilities.................       460       --            --         460
                                      ------      ----         -----     ------
Total liabilities.................     5,892                       1      5,893
Minority interest.................       515       --            --         515
Company-obligated mandatorily
 redeemable convertible preferred
 securities of a subsidiary trust
 holding company substantially all
 of whose assets are the
 convertible subordinated
 debentures due 2026 ("Convertible
 Preferred Securities")...........       550       --            --         550
                                      ------      ----         -----     ------
Shareholders' equity
 Common Stock, 750 million shares
  authorized: 225.6 million shares
  in 1998 and 203.8 million shares
  in 1997 issued and outstanding..         2       --            --           2
 Additional paid-in capital.......     1,867       --            --       1,867
 Accumulated other comprehensive
  income..........................        (4)      --            --          (4)
 Retained (deficit) earnings......      (554)       13           --        (541)
                                      ------      ----         -----     ------
Total shareholders' equity........     1,311        13           --       1,324
                                      ------      ----         -----     ------
                                      $8,268        13             1     $8,282
                                      ======      ====         =====     ======

           See Notes to the Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                Fiscal Year 1998
               (in millions, except per share amounts and ratios)

                              Acquisitions, Dispositions and Other Activities
                             ------------------------------------------------------------
                                  C              D                E              F/G
                                                                                 Debt
                                               1998                           Issuance,
                  Host REIT   Blackstone     Acquisi-                        Repayment &
                  Historical Acquisition       tions        Dispositions     Refinancing
                  ---------- ------------    -----------    -------------    ------------
REVENUE
Rental
 revenues.......    $ --        $       --    $       --       $       --       $       --
Hotel revenues..    3,442               459           116              (36)             --
Net gains
 (losses) on
 property
 transactions...       57               --            --               (53)             --
Other revenues..       14               --            --               --               --
                    -----       -----------   -----------      -----------      -----------
Total revenues..    3,513               459           116              (89)             --
                    -----       -----------   -----------      -----------      -----------
OPERATING COSTS
 AND EXPENSES
Hotels..........    2,824               382            98              (30)             --
Other...........       28               --            --               --               --
                    -----       -----------   -----------      -----------      -----------
Total operating
 costs and
 expenses.......    2,852               382            98              (30)             --
                    -----       -----------   -----------      -----------      -----------
OPERATING
 PROFIT.........      661                77            18              (59)             --
Minority
 interest.......      (52)              --             (1)               1              --
Corporate
 expenses.......      (50)              --            --                (1)             --
REIT Conversion
 expenses.......      (64)              --            --               --               --
Interest
 expense........     (335)              (39)           (1)               1              (54)
Dividends on
 Convertible
 Preferred
 Securities.....      (37)              --            --               --               --
Interest
 income.........       51               (13)          (16)              (2)             --
                    -----       -----------   -----------      -----------      -----------
Income (loss)
 before income
 taxes..........      174                25           --               (60)             (54)
Benefit
 (provision) for
 income taxes...       20               (10)          --                24               22
                    -----       -----------   -----------      -----------      -----------
Income (loss)
 from continuing
 operations.....    $ 194       $        15   $       --       $       (36)     $       (32)
                    =====       ===========   ===========      ===========      ===========
Basic earnings
 per share......    $ .90
                    =====
                                          REIT Conversion Activities
                  ---------------------------------------------------------------------------
                      H           J         K          L          N/P       I/M        O
                     Non-      Public    Private    Earnings     Other     Lease     Income
                  Controlled Partnership Partner-  & Profits      REIT    Conver-     Tax      Pro
                  Subsidiary   Mergers    ships   Distribution Activities  sion    Adjustment Forma
                  ---------- ----------- -------- ------------ ---------- -------- ---------- -------
REVENUE
Rental
 revenues.......    $ --        $ --      $ --       $ --        $ --     $ 1,264    $ --     $1,264
Hotel revenues..      (73)        223       --         --          --      (4,131)     --        --
Net gains
 (losses) on
 property
 transactions...      --          --        --         --          --         --       --          4
Other revenues..       (3)        --        --         --          --         --       --         11
                  ---------- ----------- -------- ------------ ---------- -------- ---------- -------
Total revenues..      (76)        223       --         --          --      (2,867)     --      1,279
                  ---------- ----------- -------- ------------ ---------- -------- ---------- -------
OPERATING COSTS
 AND EXPENSES
Hotels..........      (55)        194         2        --          --      (2,816)     --        599
Other...........       (2)        --        --         --          --         --       --         26
                  ---------- ----------- -------- ------------ ---------- -------- ---------- -------
Total operating
 costs and
 expenses.......      (57)        194         2        --          --      (2,816)     --        625
                  ---------- ----------- -------- ------------ ---------- -------- ---------- -------
OPERATING
 PROFIT.........      (19)         29        (2)       --          --         (51)     --        654
Minority
 interest.......        4          26         1        --           (2)       --       --        (23)
Corporate
 expenses.......        1         --        --         --          --         --       --        (50)
REIT Conversion
 expenses.......      --          --        --         --           64        --       --        --
Interest
 expense........        7         (29)      --         --          --         --       --       (450)
Dividends on
 Convertible
 Preferred
 Securities.....      --          --        --         --          --         --       --        (37)
Interest
 income.........        4           1       --          (4)        --           6      --         27
                  ---------- ----------- -------- ------------ ---------- -------- ---------- -------
Income (loss)
 before income
 taxes..........       (3)         27        (1)        (4)         62        (45)     --        121
Benefit
 (provision) for
 income taxes...        3         (11)      --           1         (25)        18      (48)       (6)
                  ---------- ----------- -------- ------------ ---------- -------- ---------- -------
Income (loss)
 from continuing
 operations.....    $ --        $  16     $  (1)     $  (3)      $  37    $   (27)   $ (48)   $  115
                  ========== =========== ======== ============ ========== ======== ========== =======
Basic earnings
 per share......                                                                              $  .53
                                                                                              =======

         See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

   A Represents the adjustment to record the sale of the Bloomington/Minneapolis Marriott:

  .  Record decrease in property and equipment of $21 million
  .  Record increase in cash of $34 million
  .  Record increase in equity of $13 million

   B Represents the adjustment to record the offering of Series D senior notes:

  . Record the issuance of $300 million of notes and the repayment or acquisition of $299 million of debt.
  . Record the deferred financing fees of $7 million

   C Represents the adjustment to record the historical revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the Blackstone Acquisition.

   D Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in 11 full-service hotels.

   E Represents the adjustment to historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, and the 1999 sale of the Minneapolis/Bloomington Marriott, including the elimination of the non-recurring gains on the sales totalling $53 million and related taxes of $21 million in 1998.

   F Represents the adjustment to reduce the interest expense, interest income and to record income taxes associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

   G Represents the adjustment to record interest expense and related amortization of deferred financing fees, reduce interest income, and to record income taxes as a result of the New Senior Notes, the Series C Senior Notes, the Series D Senior Notes and the repayment or refinancing of the various mortgages, the Old Credit Facility and the Old Senior Notes. The adjustment excludes the extraordinary loss of $148 million, net of taxes, related to the Old Senior Notes resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

   The following table represents the interest expense, including amortization of deferred financing fees for the period:

                                                                   Fiscal Year
                                                                      1998
                                                                   -----------
New Senior Notes..................................................    $(75)
Credit Facility...................................................     (17)
Series C Senior Notes.............................................     (34)
Series D Senior Notes.............................................     (26)
Old Senior Notes..................................................      72
Old Credit Facility...............................................       2
Debt repaid, refinanced or acquired with proceeds of Series C
 Senior Notes.....................................................      17
Debt repaid, refinanced, or acquired with proceeds of Series D
 Senior Notes.....................................................      24
                                                                      ----
                                                                      $(37)
                                                                      ====

   H Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses, income taxes and interest income contributed to the Non-Controlled Subsidiaries and to reflect the operating partnership's share of income as equity in earnings of affiliates.

   I Represents the adjustment to reduce depreciation expense of $8 million for fiscal year 1998 related to certain furniture and equipment sold to the Non-Controlled Subsidiaries, record interest income of approximately $1 million for fiscal year 1998 earned on the 8.75%, $15 million in notes from the Non-Controlled Subsidiaries and reduce the lease payment to the operating partnership from the lessee.

   J Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the Public Partnership Mergers, including three partnerships not previously consolidated.

   K Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

   L Represents the adjustment to reduce interest income and income taxes for the $69 million cash payment of the Special Dividend to shareholders of Host Marriott.

   M Represents the adjustment to remove hotel revenues, management fees and other expenses of $2,816 million for fiscal year 1998, and to record rental revenues associated with the leasing of certain hotel properties to Crestline and other lessees and interest income of $6 million for fiscal year 1998 earned on the 5.12%, $95 million in notes from Crestline. Rental revenues under the leases are based on the greater of percentage rent or minimum rent. Except as noted, total rent in the pro forma statements of operations is calculated based on the historical gross sales of the property and the negotiated rental rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1998. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the consumer price index ("CPI") and a wage and benefit index.

   N Represents the adjustment to record minority interest expense related to amendments to partnership agreements adjusted in connection with the REIT conversion.

   O Represents the adjustment to the income tax provision to reflect the REIT conversion including the elimination of the $106 million tax benefit recorded in connection with the REIT conversion.

   P Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT conversion. Management expects that the total estimated non-recurring expenses to be incurred will be approximately $64 million.


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